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                                                           EXHIBIT 10.14


                                  LICENSING AND
                             MANUFACTURING AGREEMENT

      This Agreement is entered into this 27th day of April, 1990, by and between National Semiconductor Corporation, a Delaware corporation with its principal place of business at 2900 Semiconductor Drive, Santa Clara California (hereinafter referred to as "NSC") and Waferscale Integration, Inc., a California corporation with its principal place of business at 47280 Kato Road, Fremont, California (hereinafter referred to as "WSI"). NSC and/or WSI may be referred to herein as a PARTY or the PARTIES as the case may require.

                                    RECITALS

      WHEREAS, NSC and WSI independently have designed, developed, manufactured and marketed integrated circuits in the general field of high performance programmable VLSI memory products;

      WHEREAS, WSI has designed and developed a family of CMOS EPROM products designed by WSI as "27CXXXLS";

      WHEREAS, NSC desires access to WSI products and technology in order to help complement NSC's memory products business;

      WHEREAS, WSI does not now have its own wafer fabrication facility, and desires to purchase for resale EPROM products manufactured by NSC, and NSC is willing to manufacture and sell such products to WSI;

      WHEREAS, WSI and NSC desire that NSC make an equity investment in WSI; and

      WHEREAS, WSI and NSC desire to work jointly on the development of future EPROM products;

      NOW, THEREFORE, in furtherance of the foregoing premises and in consideration of the mutual covenants and obligations set forth hereinbelow, the Parties hereby agree as follows:

1.0   RECITALS AND APPENDICES

      1.1 The PARTIES intend that the recitals and appendices to this Agreement are to be an integral part thereof.

2.0   DEFINITIONS

      2.1 "SUBSIDIARY": any company or other entity more than fifty (50%) percent of whose outstanding stock entitled to vote for the election of directors is owned or

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            controlled, directly or indirectly, by a PARTY hereto. A company or other entity continues to be a SUBSIDIARY only so long as such control exists.

      2.2 "CONFIDENTIAL INFORMATION": all proprietary information relating to the subject matter of this Agreement disclosed by one of the PARTIES to the other PARTY in written and/or graphic or computer data base form originally designated in writing by the disclosing PARTY as CONFIDENTIAL INFORMATION or by words of similar import, or, if disclosed orally, summarized and confirmed in writing by the disclosing PARTY within thirty (30) days after oral disclosure that the orally disclosed information is CONFIDENTIAL INFORMATION. In addition, information previously disclosed by one PARTY to the other and covered by the terms of the Confidential Disclosure Agreement dated August 28, 1989 (the "August Agreement") shall be CONFIDENTIAL INFORMATION governed by this Agreement, which shall supersede the August Agreement.

      2.3 "LICENSED PRODUCTS": any of the following with respect to which TECHNICAL INFORMATION has been transferred by one PARTY to the other PARTY under the terms of this agreement:

            (i)   those products specified in Appendix A,

            (ii)  UPDATES to such products, and

            (iii) NEW VERSIONS of such products.

      2.4 "UPDATES": modifications (excluding NEW VERSIONS) made to LICENSED PRODUCTS for the purpose of either: (i) making LICENSED PRODUCTS conform to published specifications therefor, (ii) yield improvement or increased industrial productivity, including reductions in manufacturing or test time, or (iii) performance enhancements, and which require changes to the TECHNICAL INFORMATION previously transferred hereunder with respect to such products.

      2.5 "NEW VERSIONS": EPROM products resulting from major modifications or alterations by WSI to the cell architecture of the LICENSED PRODUCTS.

      2.6 "COOPERATIVE PRODUCTS": those EPROM products designed by NSC resulting from the technical cooperation described in Section 9.0 hereof.

      2.7 "TECHNICAL INFORMATION": the information with respect to a LICENSED PRODUCT which one PARTY delivers to the other PARTY, as specified on Appendix B or as otherwise specified herein, under the terms of this Agreement.

      2.8 "TECHNICAL ASSISTANCE": the engineering and design consultation, and related assistance, to be provided by a PARTY delivering TECHNICAL

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            INFORMATION hereunder, with times, places and personnel as set forth in this Agreement or otherwise agreed upon by the PARTIES.

      2.9 "NET SALES": the total invoiced price of products sold or otherwise disposed of by a PARTY in normal, arm's length, commercial transactions between parties which are not in affiliation, less shipping costs, taxes, and discounts actually paid or allowed, but not fees or commissions to agents, representatives or others. If a product is sold or otherwise disposed of otherwise than in normal, arm's length, commercial transactions between parties which are not in affiliation, "NET SALES" shall mean the amount that would have been calculated according to the immediately preceding sentence for the same quantities of similar or substantially similar products sold in normal, arm's length, commercial transactions to the PARTY's domestic OEM customers, or, if there be no similar or substantially similar products so sold, then the fair market value thereof. A product shall be deemed "sold" for purposes of this definition when billed out, delivered, shipped or mailed to a customer, or when first used or first set aside for future use by a PARTY or its SUBSIDIARY, whichever shall first occur. A product disposed of as scrap shall not be considered as product manufactured under this Agreement. "NET SALES" shall not include any sales of products by one PARTY to the other PARTY or such other PARTY SUBSIDIARIES.

      2.10 "EPROM": a semiconductor memory device which is capable of being programmed after manufacture by the application of specified voltages and/or codes to the device pins, which is capable of retaining the programmed information indefinitely, and which is capable of being erased by ultraviolet radiation if assembled in a package having a quartz window.

      2.11 "EPROM PROCESS": the CMOS process to be used by NSC in production of the LICENSED PRODUCTS, which process was developed at NSC's Salt Lake City plant incorporating the overlapping gate, self-aligned implant and tungsten silicide polysilicon wordlines required to realize virtual ground EPROMS.

      2.12  "ACCEPTANCE CRITERIA": has the meaning set forth in Appendix G.

      2.13  "QUALIFICATION": has the meaning set forth in Appendix H.

      2.14  "NSC": National Semiconductor Corporation and its SUBSIDIARIES.

      2.15  "WSI": Waferscale Integration, Inc. and its SUBSIDIARIES.

3.0   LICENSE GRANTS

      3.1 WSI hereby grants to NSC under WSI patents, copyrights, mask work rights, necessary to manufacture the LICENSED PRODUCTS, and TECHNICAL INFORMATION, a worldwide, non-exclusive license, without the right to grant

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            sublicenses, to: (i) make, have made and use semiconductor processes, including the EPROM PROCESS, and (ii) make, have made, use, sell, have sold, and otherwise dispose of semiconductor products, including the LICENSED PRODUCTS; provided, however that NSC shall not have the right to make, have made, use, sell, have sold or otherwise dispose of any products designed or developed by WSI other than LICENSED PRODUCTS, except for the account of WSI in accordance with the terms of this Agreement; and, provided further, that NSC shall not have the right to make, have made, use, sell, have sold or otherwise dispose of LICENSED PRODUCTS as die, wafers or packaged units for purposes of resale by any third party as semiconductor products under any third party's own brand label.

      3.2 WSI hereby grants to NSC under WSI copyrights, a paid-up worldwide, non-exclusive license, without the right to grant sublicenses, to modify, reproduce and distribute all or part of the copyrighted materials relating to the LICENSED PRODUCTS hereunder that are made available to the general public.

      3.3 WSI hereby grants to NSC licenses under all necessary rights to WSI's proprietary packaging and tooling, including lead frames, custom packaging and other items specifically required for manufacturing LICENSED PRODUCTS.

      3.4 NSC hereby grants to WSI under NSC TECHNICAL INFORMATION, a worldwide, non-exclusive, license, without the right to grant sublicenses, to make, have made, use, sell, have sold and otherwise dispose of semiconductor products, including the LICENSED PRODUCTS; provided, however, that in exercising the "have made" rights granted hereunder, the following shall apply:

            3.4.1 WSI shall be free to use any third-party foundry so long as
                  WSI provides to such foundry no process information beyond the required electrical and physical targets.

            3.4.2 If WSI desires to provide such foundry additional process information, WSI shall advise NSC of the identity of the proposed foundry prior to the transfer of any NSC TECHNICAL INFORMATION, and NSC shall have the right to prohibit the transfer of such information if NSC can demonstrate to the reasonable satisfaction of WSI that the proposed foundry presents a high risk of misuse of the information to be provided.

            3.4.3 Disclosure by WSI to any third-party of NSC TECHNICAL
                  INFORMATION shall be made only under terms and provisions which protect the confidentiality of the disclosed information upon the terms, and for a period which is not less than that, contained in this Agreement.

            3.4.4 It is understood and agreed that, except as provided in
                  Section 7.18, NSC shall have no obligation to provide technical assistance or consultation to

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                  WSI in bringing up is own manufacturing facility or qualifying a third-party foundry.

4.0   TECHNICAL INFORMATION AND TECHNICAL ASSISTANCE

      4.1 As soon as practicable after the signing of this Agreement (but in no event later than the delivery due dates set forth beside each LICENSED PRODUCT on Appendix A), WSI will deliver to NSC the TECHNICAL INFORMATION specified in Appendix B with respect to the LICENSED PRODUCTS listed on Appendix A.

      4.2 On a continuing basis during the term of this Agreement, each PARTY shall promptly, but in any event within 60 days from creation, deliver to the other PARTY any revised or updated information corresponding to previously transferred TECHNICAL INFORMATION, as well as the TECHNICAL INFORMATION specified on Appendix B for all UPDATES and NEW VERSIONS.

      4.3 WSI agrees to provide to NSC, with respect to the LICENSED PRODUCTS listed on Appendix A, the TECHNICAL ASSISTANCE specified in Appendix
            C. Such TECHNICAL ASSISTANCE shall be provided at NSC facilities and shall be limited to a maximum of twelve (12) months. The level of such TECHNICAL ASSISTANCE shall be mutually agreed by the PARTIES to promote the prompt QUALIFICATION of manufacturing at NSC's facility, but WSI shall not be obligated to provide more than four WSI engineers at NSC's site during the first six months of this Agreement, or more than three WSI engineers thereafter.

      4.4 During the period prior to QUALIFICATION of WSI shall have access to such wafers, processed dice and packaged units as shall be required for engineering work in support of the QUALIFICATION .

      4.5 WSI will have the right, upon written request and subject to the reasonable approval of NSC as to the specific periods of attendance, to send WSI personnel, military compliance authorities and representatives from WSI customers to NSC's facilities to inspect such facilities and consult with appropriate NSC personnel regarding NSC's manufacturing processes, equipment and process modules applicable to the EPROM PROCESS. All such visitors shall be required to observe such restrictions as are imposed by NSC on its own customers during similar inspections.

      4.6 With respect to changes made by NSC tot he EPROM PROCESS, NSC shall provide to WSI information concerning the change at the time and on the same basis that NSC provides such information to its most-favored OEM customers.

5.0   CONSIDERATION

      5.1 In consideration for the licenses granted by WSI to NSC under Sections 3.1, 3.2 and 3.3, NSC shall pay to WSI the following:

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            (i)   A license fee of One Million Dollars ($1,000,000). Five
                  Hundred Thousand Dollars ($500,000) of this fee has been paid to WSI prior to the date of this Agreement, and Five Hundred Thousand Dollars ($500,000) is payable upon the signature hereof.

            (ii) A product transfer fee of Seventy-Five Thousand Dollars ($75,000) for each LICENSED PRODUCT, one half payable upon transfer of the data base and one half payable upon QUALIFICATION of the LICENSED PRODUCT by NSC.

            (iii) A royalty of 4% of the NET SALES BY NSC of LICENSED PRODUCTS until such NET SALES have reached One Hundred Million Dollars ($100,000,000), a royalty of 2% of the NET SALES by NSC of LICENSED PRODUCTS on the second One Hundred Million Dollars ($100,000,000), and 1.5% of the NET SALES by NSC of LICENSED PRODUCTS thereafter.

      5.2 In consideration for the provision by WSI of TECHNICAL ASSISTANCE, NSC shall pay a technical support fee of One Hundred Thousand Dollars ($100,000) per month for the period during which WSI is providing TECHNICAL ASSISTANCE specified in Section 4.3, which payments are not to exceed in total One Million Two Hundred Thousand Dollars ($1,200,000).

      5.3 In consideration for the license granted by NSC to WSI under Section 3.4, WSI shall devote reasonable technical resources during the term of this Agreement to the development of a 16 Meg EPROM and related process improvements. In the event WSI desires to cease its development effort on a 16 Meg EPROM, it shall so notify NSC and WSI shall thereafter, through the term of this Agreement and any extension thereof, pay to NSC a royalty of 1% of the NET SALES by WSI of products manufactured by NSC on the EPROM PROCESS or manufactured for WSI by a third-party foundry pursuant to the license granted to WSI under Section 3.4 of this Agreement.

      5.4 All royalty payments required hereunder shall be made quarterly in arrears, within sixty (60) days of the end of each of paying PARTY's fiscal quarters and shall be accompanied by a report setting forth the NET SALES of LICENSED PRODUCTS and the manner in which the amount of the royalty payment was calculated. Each PARTY shall have the right, in confidence and upon reasonable notice, to have a mutually acceptable third party accounting firm inspect the other PARTY's books and records to determine compliance with this Section 5.0.

      5.5 Except as otherwise provided in this Agreement, each PARTY shall pay all of its own expenses incurred in order to perform its obligations under this Agreement.

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6.0   STOCK PURCHASE AGREEMENT

      6.1 In further consideration for the licenses granted by WSI to NSC under Sections 3.1, and 3.2 and 3.3, for the transfer by WSI of TECHNICAL INFORMATION, and for the provision by WSI of TECHNICAL ASSISTANCE, NSC shall make a Nine Million Dollar ($9,000,000) equity investment in WSI in substantially equal installments at three closings under the terms and conditions set forth in the Stock Purchase Agreement attached hereto as Appendix D, which is being entered into by the PARTIES simultaneously with this Agreement.

            Notwithstanding anything to the contrary contained herein, this Agreement shall not be effective for any purpose unless and until the First Closing under the Stock Purchase Agreement (as defined therein) has occurred.

7.0   SUPPLY OF FINISHED PRODUCT AND WAFERS TO WSI

      7.1 NSC agrees to supply to WSI LICENSED PRODUCTS in the form of finished products or as dice in wafer form, and to supply other products manufactured on the EPROM PROCESS in parametrically tested-wafer form, subject to the terms and conditions set forth in this Section 7.0, which shall control over any other terms and conditions in conflict therewith set forth in any other document.

      7.2 For LICENSED PRODUCTS, NSC agrees to supply finished products in packaged and tested form to WSI beginning not more than thirteen
            (13) weeks after QUALIFICATION of the relevant LICENSED PRODUCT (subject to the possible ramp-up constraints described in Section 7.4). Such products shall be marked with the WSI logo and such other markings as agreed by the PARTIES. Alternatively, upon the request of WSI, NSC will supply LICENSED PRODUCT as dice in wafer form beginning not more than nine (9) weeks after QUALIFICATION of the relevant product. For LICENSED PRODUCTS, NSC shall provide and pay for (i) development wafer processing needed for QUALIFICATION of such products, with quantities determined by agreement of the PARTIES, (ii) mask tooling for LICENSED PRODUCTS, (iii) scribeline test chip tooling costs, and (iv) other production costs associated with the QUALIFICATION of LICENSED PRODUCTS.

      7.3 For WSI products which are not licensed to NSC, NSC shall supply product to WSI in the form of parametrically tested wafers only, and only on the condition that the products can be manufactured on the EPROM PROCESS, and provided further that WSI pays the costs of all masks and tooling for such products. NSC shall be liable for no engineering costs on non-LICENSED PRODUCTS beyond those required to meet the parametric acceptance criteria.

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            The quantity of such non-LICENSED PRODUCTS shall not exceed sixty
            (60%) percent of the total wafers manufactured by NSC for WSI during any calendar quarter.

      7.4 Pursuant to Sections 7.2 and 7.3, NSC shall supply such quantities as are ordered by WSI up to the monthly volumes set forth in the following schedule:

            Quarter 1:          1500 wafer outs per month
            Quarter 2:          2500 wafer outs per month
            Quarter 3:          3000 wafer outs per month
            Quarter 4:          3300 wafer outs per month
            Quarter 5:          3600 wafer outs per month
            Quarter 6:          4000 wafer outs per month
            Quarter 7:          4400 wafer outs per month
            Thereafter:         4500 wafer outs per month

            The capacity defined for "Quarter 1" in this Section 7.4 will be available for shipments to WSI starting thirteen (13) weeks after NSC has completed QUALIFICATION of the 27C010LS. However, as a result of "learning-curve" constraints in new assembly and test flows, both PARTIES recognize that the finished goods manufacturing cycle time for LICENSED PRODUCTS immediately after QUALIFICATION of a LICENSED PRODUCT may be longer than the thirteen (13) weeks contemplated by this Section 7.0. Both PARTIES agree to use their best efforts to assist improvement of such longer cycle times as quickly as possible.

      7.5 In consideration for NSC making available to WSI the wafer capacity set forth in Section 7.4, WSI guarantees to purchase the following minimum quantities:

            Quarter 1:           100 wafer outs per month
            Quarter 2:           150 wafer outs per month
            Quarter 3:           250 wafer outs per month
            Quarter 4:           500 wafer outs per month
            Quarter 5:          1000 wafer outs per month
            Quarter 6:          1000 wafer outs per month
            Quarter 7:          1500 wafer outs per month
            Thereafter:         1500 wafer outs per month

            These minimum guarantees shall be subject to annual renegotiation (but in no event to less than 500 wafer outs per month) provided, however, that the available capacity committed by NSC in Section 7.4 shall be correspondingly adjusted to an amount equal to three times
            (3x) the minimum guaranteed amount. Notwithstanding these minimum guarantees, WSI shall have the option to terminate the foundry provisions of this Section 7.0 in accordance with the notice requirements of Section 7.16.

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      7.6   The prices to be paid by WSI for LICENSED PRODUCTS shall be determined according to the schedules and formulae set forth in Appendix E.

      7.7 For non-LICENSED PRODUCTS, NSC shall initially be obligated to deliver only parametrically tested wafers, processed to NSC commercial production standards. Thereafter, the wafers shipped to WSI for non-LICENSED PRODUCTS shall be subject to the ACCEPTANCE CRITERIA set forth in Appendix G. The prices to be charged for such wafers will be based on WSI's total equivalent wafer consumption, with the price during any month determined by averaging the wafer production value of LICENSED PRODUCTS and other products sold to WSI, according to the following schedule:

            (i)       First 500 Wafers per month         -         $675 each
            (ii)      Wafers 501-1000 per month          -         $625 each
            (iii)     Wafers 1001-2000 per month         -         $590 each
            (iv)      Wafers 2001-3000 per month         -         $550 each
            (v)       Wafers 3001 and up per month       -         $510 each

            For non-LICENSED PRODUCTS, NSC shall not be obligated to start any production lots containing fewer than 48 wafers. Further, NSC shall not be obliged to carry more than eight (8) different non-LICENSED PRODUCTS in work-in-process ("WIP") at any one time, provided, however, that this limitation is based on the assumption that wafer fabrication cycle time is between 9 and 13 weeks, and if that cycle time is consistently exceeded the PARTIES shall negotiate a modification of this eight product limit.

            Since all non-LICENSED PRODUCTS are custom with respect to WSI, once wafers have started, WSI will be obligated to accept and pay for completed wafers or NSC stated WIP costs.

      7.8   Special wafer fabrication charges:

            (i) wafers produced to 883C standard shall be subject to a surcharge of $120 per wafer. 883C wafers will be limited to a maximum of five (5%) percent of the total wafers manufactured for WSI.

            (ii) Quick turnaround lots, which are run in approximately 2.5 times theoretical cycle time, shall be limited to 24 wafers. The availability of quick turnaround lot starts is subject to allocation among all users in the line, and they shall be billed at two times the wafer price prevailing at the time the wafers are started.

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      7.9   NSC shall have the option of subcontracting to third parties the wafers manufactured for WSI hereunder, provided that said subcontracted wafers satisfy the WSI ACCEPTANCE CRITERIA specified in Appendix G.

      7.10 WSI shall utilize purchase orders as the mechanism for short term forecasting. Each month, WSI shall place a purchase order for its best estimate of its requirements, by product type, for the sixth month hence. All purchase orders with delivery dates of less than three months are firm, and may not be altered.

      7.11 Purchase orders outside the three month window may be changed according to the following schedule:

            Delivery date                      Aggregate Change

            Beyond three months                +/- 20%
            Beyond four moths                  +/- 40%
            Beyond five months                 +/- 60%

            Because different product types may be included, the aggregate changes shall be evaluated on the basis of wafer starts to serve WSI needs within any given month.

      7.12 WSI will assist NSC in all long term planning, providing long term forecasts of expected requirements for finished goods, dice and wafers. These forecasts will be required in March and September of each year, supporting NSC's capacity forecasting cycles.

      7.13 In the event of a shortfall in wafer capacity for the EPROM PROCESS, NSC shall support the WSI guarantees according to Paragraph 7.5 above. Additional capacity shall be allocated in the following manner:

            (i) NSC shall use capacity up to the guarantees defined for WSI in Paragraph 7.5.

            (ii) Remaining capacity will be allocated in proportion to the hard backlog (described in equivalent wafers) of the PARTIES.

            Capacity allocations shall be defined in wafers, and each PARTY will have the freedom, within the constraints of timing for wafer starts, to define which products shall be manufactured with their available capacity.

      7.14 In the event of a shortfall in NSC's final test capacity for EPROMS, NSC shall have the option of subcontracting final test or of shipping packaged but untested units to WSI at a cost determined in accordance with Appendix E. NSC shall advise WSI of such untested shipments no less than four (4) weeks prior to the date that product will be sealed by NSC.

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      7.15  All shipments to WSI of finished products and wafers shall be governed by NSC's standard terms and conditions of sale, except as modified herein. A copy of such terms and conditions is attached hereto as Appendix F, and in the event of any conflict between such terms and this Agreement, this Agreement shall control. Payment shall be made by WSI within thirty (30) days of the date of NSC's invoice. In the event of non-payment or delayed payment by WSI, NSC shall have the right to suspend performance hereunder, place WSI on "credit hold" or take other appropriate actions immediately notwithstanding the 60-day cure period provided in Section 12.2 for other breaches of this Agreement.

      7.16 If WSI desires to stop purchasing wafers or finished product from NSC, the following ramp-down schedule shall apply:

                                               Percentage of Outs For
            Months After Notice                Month Notice is Given
            -------------------                ---------------------
            Fourth                                       80%
            Fifth                                        60%
            Sixth                                        40%
            Seventh                                      20%
            Eighth                                        0%

      7.17 NSC shall have the right to cease production of finished products or wafers for WSI at any time prior to the termination of this Agreement on the following conditions:

            7.17.1 NSC must give WSI not less than eighteen (18) months written notice of its intention to cease such production.

            7.17.2 NSC shall not be entitled to issue such notice until twelve
                   (12) months after NSC first delivers finished product or wafers to WSI pursuant to this Section 7.0.

            7.17.3 Upon its receipt of notice from NSC under Section 7.17.1, WSI shall be required to confirm, not later than twelve (12) months after receipt of notice, the total "lifetime buy" quantity of wafers and finished products it intends to purchase from NSC prior to NSC's cessation of production. WSI confirmation of this "lifetime buy" quantity shall be accompanied by a firm purchase order for the full amount. The "lifetime buy" quantity ordered by WSI shall be limited to not more than three (3) times the maximum quantity that could otherwise be ordered by WSI during the notice period.

      7.18 In the event WSI terminates this Agreement pursuant to Section 12.2 or NSC ceases production for WSI pursuant to Section 7.17, WSI shall have the right to disclose NSC TECHNICAL INFORMATION delivered to WSI hereunder to one or more third parties for the sole purpose of having such third parties provide WSI with

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            design, layout, foundry, assembly and testing services relating to semiconductor products, provided that such disclosures are made under terms and provisions which protect the confidentiality of the disclosed information upon the terms, and for a period which is not less that, contained in this Agreement. WSI shall also have rights to the tooling used by NSC in the manufacture of product of WSI, and NSC shall provide WSI reasonable technical assistance and consultation to assist such foundry in qualifying its process for WSI.

8.    PROGRAM MANAGEMENT

      8.1 Within fifteen (15) days after signature of this Agreement, the PARTIES shall appoint a Program Management Committee of no more than six persons, comprised of three representatives from each PARTY, at least one of which shall be an engineer qualified in technical matters related to the LICENSED PRODUCTS. Each PARTY shall designate one of its representatives to this Committee as Program Manager, whose primary responsibility shall be to act as a focal point for technical and commercial discussions between the PARTIES related to the subject mater of this Agreement.

      8.2 The Program Management Committee shall meet not less than once a month for the initial six months of this Agreement, and not less than quarterly thereafter. Meetings shall be held alternately at WSI's site in Fremont and NSC's site in Santa Clara, unless otherwise agreed. The Program Managers of each PARTY shall establish the agenda in advance of each meeting.

9.0   TECHNICAL COOPERATION

      9.1 By mutual agreement, the parties may add to the number of LICENSED PRODUCTS by adding additional products to Appendix A. In the event such additional products are developed solely by WSI, NSC shall pay to WSI the product transfer fee specified in Section 5.1(ii) and such products shall be subject to the royalty obligations of Section 5.1(iii).

      9.2 In the event WSI develops a NEW VERSION, it shall transfer to NSC the TECHNICAL INFORMATION required under Section 4.2, and the following additional terms shall apply:

            9.2.1 If the NEW VERSION does not exceed the performance levels set forth on Appendix I, NSC shall have the option to immediately add the NEW VERSION to Appendix A, in which case the NEW VERSION will be governed by Section 9.1.

            9.2.2 If the NEW VERSION does exceed the performance levels set forth on Appendix I, NSC shall have the right to add the NEW VERSION as an Appendix A LICENSED PRODUCT six (6) months after first silicon on the

                  NEW VERSION is shipped by NSC to WSI, provided that NSC shall have the right to deliver customer samples only until twelve
                  (12) months after shipment of such first silicon to WSI. Notwithstanding the foregoing time restrictions on NSC's ability to ship samples or production units of the NEW VERSION, should NSC demonstrate, to the reasonable satisfaction of WSI, that an EPROM competitor of NSC's has announced, sampled or shipped production units of an EPROM that is competitive in performance to the NEW VERSION, then NSC shall have the right to announce equivalent information and ship equivalent samples or production units.

      9.3 In order to continue expansion of the product family, the PARTIES may agree that NSC shall design specified additional EPROMS, all of which shall be manufacturable on the EPROM PROCESS, with the technical assistance and cooperation of WSI. These COOPERATIVE PRODUCTS shall be offered for sale to WSI under the provisions and pricing methods of Section 7.0 applicable to LICENSED PRODUCTS at the time they are released to production by NSC.

      9.4 COOPERATIVE PRODUCTS shall not be subject to either a product transfer fee or a royalty.

      9.5 Notwithstanding assistance from any NSC engineer in designing the WSI 27C020LS product, the PARTIES recognize that WSI will own the 27C020LS and that the 27C020LS will be a LICENSED PRODUCT and not a COOPERATIVE PRODUCT.

10.0  FUTURE AGREEMENTS

      10.1 WSI and NSC desire to work together on the joint development of the next generation of EPROM products and processes. The PARTIES therefore agree to negotiate in good faith with the goal of entering into a mutually satisfactory CO-DEVELOPMENT AGREEMENT setting forth the terms and conditions of such joint development work as promptly as possible after the execution of this Agreement. However, failure by the PARTIES to negotiate a CO-DEVELOPMENT AGREEMENT will not constitute a material breach under this Agreement.

      10.2 WSI has indicated to NSC its interest in acquiring license rights to manufacture and sell certain NSC products on terms and conditions similar to those set forth in this Agreement. The PARTIES therefore agree to negotiate in good faith with the goal of entering into a mutually satisfactory LICENSING AGREEMENT under which NSC would license WSI to manufacture an and sell up to five mutually-agreed NSC products on terms and conditions similar to those of this Agreement. However, failure by the PARTIES to negotiate a LICENSING AGREEMENT will not constitute a material breach under this Agreement.

11.0  CONFIDENTIALITY

      11.1 Each PARTY acknowledges that the other may, from time to time, reveal certain confidential business or technical information which will be CONFIDENTIAL INFORMATION. Each PARTY agrees that it will not use in any way for its own account or the account of any third party, not disclose to any third party, except pursuant to this Agreement, any such CONFIDENTIAL INFORMATION revealed to it by the other PARTY. Each PARTY shall take every reasonable precaution to protect the confidentiality of the CONFIDENTIAL INFORMATION of the other PARTY. Each PARTY shall use the same standard of care in protecting the CONFIDENTIAL INFORMATION of the other PARTY as it normally uses in protecting its own trade secrets and proprietary information, or a higher standard of care if reasonable under the circumstances.

      11.2 Notwithstanding any other provisions of this Agreement, no information received by a PARTY hereunder shall be CONFIDENTIAL INFORMATION if said information is:

            11.2.1 published or otherwise made available to the public other than by a breach of this Agreement,

            11.2.2 furnished to a PARTY by an independent third party without restriction on its dissemination,

            11.2.3 approved for release in writing by the PARTY designating said information as CONFIDENTIAL INFORMATION,

            11.2.4 known to or independently developed by the PARTY receiving
                   CONFIDENTIAL INFORMATION hereunder without reference to or use of said CONFIDENTIAL INFORMATION, or

            11.2.5 disclosed to a third party by the PARTY transferring said information hereunder without restriction on its subsequent disclosure and use by said third party.

      11.3 Disclosure of any CONFIDENTIAL INFORMATION by a PARTY hereto shall not be precluded if such disclosure is in response to a valid order of a court or other government body, provided that the receiving PARTY promptly notifies the other PARTY of such order and makes a good faith effort to obtain a protective order requiring that the CONFIDENTIAL INFORMATION so disclosed be kept in confidence and used only for the purpose for which such order was issued.

      11.4 Either PARTY may disclose CONFIDENTIAL INFORMATION of the other PARTY for the sole purpose of exercising the "have made" rights granted in Section 3.0 of this Agreement, provided that such disclosures are made under terms and provisions which protect the confidentiality of the disclosed information upon the terms, and for a period which is not less than that, contained in this Agreement.

12.0  TERM AND TERMINATION

      12.1 Unless otherwise terminated as herein provided, this Agreement shall continue in full force and effect for a period of five (5) years from the date hereof, and thereafter shall continue on a year-to-year basis unless the PARTY wishing to terminate provides the other PARTY not less than twelve (12) months written notice of its intent not to renew this Agreement.

      12.2 This Agreement may be terminated by either PARTY for material breach of this Agreement if such breach has not been cured within sixty
            (60) days after written notification of such breach; provided, however, that this Agreement may not be terminated if the breaching PARTY has provided within such sixty (60) day period evidence of good-faith effort and progress toward curing the breach, in which case this agreement may not be terminated unless the breach has not been cured within ninety (90) days of written notification of the breach.

      12.3 This Agreement may be terminated by either PARTY with immediate effect in the event the other PARTY files for liquidation under Chapter 7 of the United States Bankruptcy Code, or a prior Chapter 11 proceeding in which the other PARTY is the debtor is converted to a Chapter 7 proceeding.

      12.4 In the event that a proceeding for corporate reorganization under chapter 11 of the United States Bankruptcy Code is filed by or against a PARTY, or a Receiver or Trustee is appointed for a PARTY, or a PARTY makes an assignment for the benefit of creditors, the other PARTY may immediately suspend performance of its obligations hereunder (other than royalty obligations in excess of amounts owed to such PARTY) until such time as it receives reasonable assurances of such PARTY's ability and intent to fully perform such PARTY's obligations hereunder. If a condition referred to in this Section
            12.4 continues for more than one (1) year, the other PARTY may at its option terminate this Agreement upon written notice to such PARTY.

      12.5 In the event of termination of this Agreement, other than termination under Section 12.2, the licenses and rights to royalties granted hereunder shall survive such termination and all other rights granted hereunder shall cease (except for rights accruing to one PARTY by reason of the other PARTY's performance hereunder prior to the effective date of termination).

      12.6 In the event of termination under Section 12.2, the licenses and rights to royalties shall continue except as follows:

            (i) the licenses granted by WSI to NSI shall terminate if the Agreement is terminated by WSI for a material breach by NSC of its obligations under Sections 5.0, 6.0 or 7.17 of this Agreement, and

            (ii) the obligations of NSC to pay royalties to WSI shall terminate if the Agreement is terminated by NSC for a material breach by WSI of its obligations under Section 4.0

      12.7 Notwithstanding any other provisions of this Agreement, the confidentiality provisions of Section 11.0 shall survive any termination of this Agreement.

      12.8 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES UPON TERMINATION OF THIS AGREEMENT FOR ANY REASON.

13.0  INVENTIONS

      13.1 All discoveries, improvements and inventions conceived in the performance of this Agreement by NSC personnel shall be the sole and exclusive property of NSC and NSC shall retain any and all rights to file at its sole discretion and patent applications thereon.

      13.2 All discoveries, improvements and inventions conceived in the performance of this Agreement by WSI personnel shall be the sole and exclusive property of WSI and WSI shall retain any and all rights to file at its sole discretion any patent applications thereon.

      13.3 All discoveries, improvements and inventions conceived jointly by NSC and WSI personnel in the performance of this Agreement shall be jointly owned by NSC and WSI with each PARTY having the undivided right to exploit and grant licenses in respect of such inventions and any patents arising therefrom without accounting to the other PARTY. In the event of a joint invention, the PARTIES shall have the responsibility for preparing and filing a patent application on the invention in the United States and foreign countries and the PARTIES agree that each will bear one-half of the actual out-of-pocket expenses associated with obtaining and maintaining such patents. In the event one PARTY elects not to seek or maintain patent protection for any joint invention in any particular country or not to share equally in the expenses thereof with the other PARTY, that other PARTY shall have the right to apply for or maintain such patent protection at its own expense in such country and shall have full control over the prosecution and maintenance thereof, even though title to any patent resulting therefrom shall be jointly owned.

14.0  PATENT INDEMNITY

      WSI agrees to defend any suit or proceeding brought against NSC if it is based on a claim that a LICENSED PRODUCT or other WSI product manufactured by NSC under this Agreement constitutes an infringement of any patent, trademark, copyright, mask work right, trade secret or other proprietary right of a third party, if notified promptly in writing and given full and complete authority, information and assistance (at WSI's expense) for the defense of same. WSI shall pay all damages and costs, including attorneys' fees, therein awarded against NSC, but WSI shall not be responsible for any compromise made without its written consent. Notwithstanding anything herein to the contrary, however, WSI's total liability under this Section
      14.0 shall not exceed the total amount of license fees and product transfer fees paid by NSC to WSI pursuant to Section 5.1

15.0  NONSOLICITATION OF EMPLOYEES

      During the term of this Agreement and for a period of one year thereafter, neither PARTY will solicit or induce any employee of the other PARTY who is or has been engaged in the transfer of TECHNICAL INFORMATION or in rendering TECHNICAL ASSISTANCE to become an employee or consultant of such PARTY.

16.0  PUBLICITY

      The PARTIES will agree on the content of a press announcement related to the relationship contemplated by this Agreement. Except as otherwise provided in this Section 16.0, neither PARTY shall publicize or otherwise disclose the terms of this Agreement without the prior approval of the other PARTY, which approval shall not be unreasonably withheld. This provision shall not affect the right of NSC or WSI to disclose under confidentiality and use restrictions, such terms of this Agreement as are reasonably necessary to disclose for purposes of providing information of the type customarily requested by customers and prospective customers in the ordinary course of doing business, and of seeking financing, bank credit or the like. Both PARTIES shall remain free to disclose the existence of the Agreement, that NSC is a foundry for WSI products, and the origin and design authorship of products produced or licensed under this Agreement.

17.0  ASSIGNMENT

      This Agreement and the rights and obligations rising hereunder shall be binding upon and inure to the benefits of the PARTIES and to their respective successors and assigns, provided that one PARTY shall not assign any of its rights or privileges hereunder without the prior written consent of the other PARTY. Notwithstanding the above, this Agreement may be assigned by either PARTY pursuant to a merger, consolidation or sale of all or substantially all of the assets of a PARTY, provided that the successor agrees to be bound by the terms of this Agreement; provided, however, that the rights granted in Section 7.0 shall not be assignable to or assumable by any third party which meets either of the following criteria: (i) annual semiconductor sales of more than $1 Billion, or (ii) any other company which NSC can demonstrate to the reasonable satisfaction of WSI is unlikely to adequately protect CONFIDENTIAL INFORMATION or observe the license restrictions set forth in this Agreement. In the event NSC refuses to consent to assignment of the rights granted in Section 7.0 on the basis of (ii) above, then NSC shall nevertheless provide WSI the "lifetime buy" opportunity on the same basis as provided in Section 7.17, except that the notice period of Section 7.17.1 shall be reduced to twelve (12) months and the "lifetime buy" quantity in Section 7.17.3 shall be limited to not more than two (2) times the maximum quantity that could otherwise be ordered during the notice period.

18.0  WAIVER

      No failure or delay on the part of either PARTY in the exercise of any power, right or privilege arising hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

19.0  INTEGRATION

      This Agreement and the Stock Purchase Agreement attached hereto as Appendix D constitute the entire agreement and understanding between the PARTIES with respect to the subject matter of this Agreement and integrate all prior discussions and proposals (whether oral or written) between them related to the subject matter hereof. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by a duly authorized officer of each PARTY.

20.0  SEVERABILITY

      If any provision of this Agreement is for any reason found to be ineffective, unenforceable or illegal, such condition shall not affect the validity of enforceability of any of the remaining portions hereof; provided, further, the PARTIES shall negotiate in good faith to replace any ineffective, unenforceable or illegal provision with an effective replacement as soon as is practical.

21.0  FORCE MAJEURE

      Neither PARTY shall be liable in damages or have the right to terminate for any delay or default in performing hereunder where such delay or default is caused by conditions beyond the control of the delaying or defaulting PARTY, including but not limited to acts of God, government restrictions, continuing domestic or international problems such as wars or insurrections, strikes, fires, floods, work stoppages and embargoes; provided, however, that either PARTY shall have the right to terminate this Agreement upon thirty (30) days prior written notice if the delay or default of the other PARTY due to any of the above-mentioned causes continues for a period of six (6) months.

22.0  COUNTERPART ORIGINALS

      This Agreement is being executed simultaneously in two (2) counterparts, each of which shall be deemed an original but both of which together constitute one and the same instrument.

23.0  NO PARTNERSHIP OR AGENCY CREATED

      Nothing contained herein or done in pursuant of this Agreement shall constitute the PARTIES as entering upon a joint venture or partnership, or shall constitute either PARTY the agent for the other PARTY for any purpose or in any sense whatsoever.

24.0  CHOICE OF LAW

      This Agreement and the performance of the PARTIES hereunder shall be construed in accordance with and governed by the laws of the State of California.

25.0  EFFECT OF HEADINGS

      The headings and sub-headings contained herein are for information purposes only and shall have no effect upon the intended purpose or interpretation of the provisions of this Agreement.

26.0  EXPORT CONTROL

      Each PARTY hereby represents and warrants to the other PARTY that unless prior authorization is obtained or a general license is available from the United States Government, such PARTY shall not knowingly:

      (i) Export or re-export, directly or indirectly, any technical data (as defined in Part 379 of the Administration Regulations of the United States Department of Commerce) received from the other PARTY hereunder, or

      (ii) Disclose such technical data for use in or export or re-export, directly or indirectly, any direct product of such technical data, to any destination or country to which the export or re-export or release of such technical data or export or re-export of the direct products of such technical data is prohibited by the laws or regulations of the United States. These assurances are furnished by each PARTY in compliance with Part 379 (Technical Data) of the export Administration Regulations of the United States Department of Commerce.

      (iii) Each PARTY hereby further agrees to obtain any necessary export license or other documentation prior to exportation of any products or technical data acquired from the other PARTY under this Agreement. Accordingly, such PARTY shall not sell, export, re-export, transfer, divert or otherwise dispose of any such product directly or indirectly to any person, firm or entity, or country of countries, prohibited by the laws or regulations of the United States. Further, each PARTY shall give notice of the need to comply with such laws and regulations of the United States. Further, each PARTY shall give notice of the need to comply with such laws and regulations to any person, firm or entity which is has reason to believe is obtaining any such products from such PARTY with the intention of exportation. Each PARTY shall secure, at its own expense, such licenses and export and import documents as are necessary to resell any product contemplated by this Agreement.

27.0  NOTICES

      All notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered airmail, postage prepaid, in any post office of the country where mailed, address as follows.

      If to WSI:

      WAFERSCALE INTEGRATION, INC.
      47280 Kato Road
      Fremont, CA 94538

      Attention:  President

      If to NSC:

      NATIONAL SEMICONDUCTOR CORPORATION
      2900 Semiconductor Drive
      P.O. Box 58090
      Santa Clara, CA 95052-8090

      Attention:  General Counsel

      Either PARTY may change its address by a notice given to the other PARTY in the manner set forth above. Notices given as herein provided shall be considered to have been given seven (7) days after the mailing thereof.

      IN WITNESS WHEREOF, the PARTIES have had this Agreement executed by their respective authorized officers on the date first written above.

NATIONAL SEMICONDUCTOR CORPORATION


By:    /s/
       -------------------------------------

Date:  April 27, 1990
       -------------------------------------


WAFERSCALE INTEGRATION, INC.


By:
       -------------------------------------

Date:
       -------------------------------------

      If to WSI:

      WAFERSCALE INTEGRATION, INC.
      47280 Kato Road
      Fremont, CA 94538

      Attention:  President

      If to NSC:

      NATIONAL SEMICONDUCTOR CORPORATION
      2900 Semiconductor Drive
      P.O. Box 58090
      Santa Clara, CA  95052-8090

      Attention: General Counsel

      Either PARTY may change its address by a notice given to the other PARTY in the manner set forth above. Notices given are herein provided shall be considered to have been given seven (7) days after the mailing thereof.

     IN WITNESS WHEREOF, the PARTIES have had this Agreement executed by their respective authorized officers on the date first written above.

NATIONAL SEMICONDUCTOR CORPORATION


By:
       -------------------------------------

Date:
       -------------------------------------


WAFERSCALE INTEGRATION, INC.


By:    /s/
       -------------------------------------

Date:  April 27, 1990
       -------------------------------------

                                   APPENDIX A


LICENSED PRODUCTS                            DELIVERY DEADLINE
-----------------                            -----------------

1.   27C256LS                                120 days from Agreement date

2.   27C512LS                                60 days for Agreement date

3.   27C010LS(1)                             Delivered prior to Agreement date

4.   27C020LS(2)                             90 days from Agreement date

5.   27C040LS(3)                             60 days from Agreement date

NOTES:

(1) Prior to July 1, 1990, NSC shall not ship any devices (other than engineering samples) marked and guaranteed for a speed grad faster than 120 nsec.

(2) Prior to October 1, 1990, NSC shall not ship any devices (other than engineering samples) marked and guaranteed for a speed grade faster than 120 nsec.

(3) Prior to October 1, 1990, NSC shall not publicly announce the availability of a 4 Meg devices and shall not ship any qualified 4 Meg devices for revenue, with the exception of NSC's being permitted to deliver engineering samples after July 1, 1990.

APPENDIX B

                              TECHNICAL INFORMATION

For each licensed product, the following technical information shall be transferred:

1.0  General Product Information.

     1.1  Information on the process required to manufacture licensed products.

          Starting Material Specifications

          Process Flow Description

          Final Critical Dimensions

          Critical Dimensions in Database

          Thickness of Conducting and Insulating Layers

          Processing Temperatures for Critical Steps

          Threshold and Breakdown Voltages Required for Licensed Products

          Sheet and Bulk Resistivities of Conducting Layers

     1.2  Parametric Test Structure Information

          Test Structure Database

          Test Device Descriptions and Dimensions

          Process Target Values for Tested Parameters

2.0  General Product Design Information

     2.1  Design Rule Information

          Layout Design Rule Package

          Description of relationship between drawn and final dimensions

          Design rule checking algorithms

     2.2  Electrical Design Information

          Simulation models used for simulating active devices and parasitic areas

          Current density design rules

3.0  Specific Product Design Information

     3.1 Schematic diagram of LICENSED PRODUCT including device sizes, and explanation of all operating modes of device.

     3.2  Simulation netlists.

     3.3 Graphical database of LICENSED PRODUCT, in hierarchical form, in mutually agreed, computer readable format. All information required to interpret and utilize the database for mask making and circuit debugging.

     3.4  LVS netlist corresponding to graphical database.

     3.5  Explanations of all special structures, and their operating modes.

     3.6  Full explanation of test methods and test modes of the LICENSED
          PRODUCTS.

     3.7  Characterization data of LICENSED PRODUCTS.

                                   APPENDIX C

                              TECHNICAL ASSISTANCE

1. Experiences engineering assistance achieving prompt QUALIFICATION of the LICENSED PRODUCTS, according to the requirements stated in APPENDIX H.

2.   Consultation to support NSC's understanding of TECHNICAL INFORMATION.

3.   Test support of wafers processed to develop and refine the EPROM PROCESS.

4.   Consultation in support of NSC's development of manufacturing tests.

5.   Consultation in support of NSC's establishment of assembly capability.

6.   Design support of defining the correct sizing for manufacturing mask sets.

7. Design support in achieving the basic performance requirements defined in APPENDIX H.

8. Engineering support in the definition of a production scribe line test structure.

9. Failure analysis in support of yield enhancement. WSI and NSC share the objective of achieving the defect densities and systematic yields necessary to realize yields of 400 net dice per wafer on the 27C010LS during the twelve months of TECHNICAL ASSISTANCE.

10. Design and product engineering support achieving the full performance potential of the LICENSED PRODUCTS. WSI and NSC share the objective of achieving a 90% yield to Bin 1 specifications within the timeframe of TECHNICAL ASSISTANCE. Apart from other criteria, the simplest way to characterize "Bin 1" is by the following list of address access times:

          27C256LS                            90 nsec

          27C512LS                           100 nsec

          27C010LS                           100 nsec

          27C020LS                           100 nsec

          27C040LS                           120 nsec

11. Design and product engineering in support of achieving the following standards, over and above the basic performance criteria in APPENDIX H.

          Operating Current                  Mean I Subscript(CC) +  4 sigma
                                             < 60 mA

          Output Noise Sensitivity           No T Subscript(AA) pushout below
                                             V Subscript(CC) = 6.5 V at -55
                                             degrees C

          Output Loading                     With 130 pf load, achieve specified
                                             speed and avoid data errors

          VIL                                >/= 1.1 V

          Programming Margin                 >/= 7.0 V

These criteria are not required for qualification, but they are requirements imposed by the most critical customers.

12   Process Baseline

     In the event that it becomes necessary to compare NSC processing to the current foundry performance experienced by WSI, WSI will provide the data and support necessary to prepare a set of masks for the VG product, 27C210L. Unless explicitly added to the list of licensed products, the use of these masks shall be confined to process development and process baseline comparisons. WSI shall support these activities by making historical data available and by evaluating the NSC processed wafers.

                                   APPENDIX D








                          WAFERSCALE INTEGRATION, INC.

                          -----------------------------

                         SERIES C AND SERIES D PREFERRED

                            STOCK PURCHASE AGREEMENT

                     WITH NATIONAL SEMICONDUCTOR CORPORATION

                              as of April 27, 1990

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1  AUTHORIZATION AND SALE OF THE SHARES     ERROR! BOOKMARK NOT DEFINED.

           1.1       Authorization of the Shares...............................1
           1.2       Sale of the Shares........................................1
           1.3       Lower Priced Securities...................................1
           1.4       Share Reserves............................................2

SECTION 2  CLOSING DATES; DELIVERY.............................................2

           2.1       Closing Dates.............................................2
           2.2       Delivery..................................................2

SECTION 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................3

           3.1       Organization and Standing; Restated Articles and By-Laws..3
           3.2       Corporate Power...........................................3
           3.3       Capitalization............................................3
           3.4       Authorization.............................................4
           3.5       Subsidiaries..............................................4
           3.6       Financial Statements; No Material Changes.................4
           3.7       Material Liabilities......................................5
           3.8       Patents, Trademarks, etc..................................5
           3.9       Compliance with Other Instruments.........................5
           3.10      Registration Rights.......................................6
           3.11      Governmental Consent, etc.................................6
           3.12      Offering..................................................6
           3.13      Disclosure................................................6
           3.14      Brokers or Finders........................................6
           3.15      Litigation................................................7

SECTION 4  INVESTMENT REPRESENTATIONS..........................................7

           4.1       Investment................................................7
           4.2       Experience and Information................................7
           4.3       Rule 144..................................................8
           4.4       Restrictions on Transferability...........................8
           4.5       Restrictive Legend........................................8
           4.6       Notice of Proposed Transfers..............................9

SECTION 5  PURCHASER'S CONDITIONS TO CLOSING...................................9

           5.1       Conditions to the Purchaser's Obligations
                     at the First Closing......................................9
           5.2       Conditions to the Purchaser's Obligations
                     at the Second Closing....................................10
           5.3       Conditions to the Purchaser's Obligations
                     at the Third Closing.....................................11

SECTION 6  COMPANY'S CONDITIONS TO CLOSING....................................11

           6.1       Conditions to the Company's Obligations
                     at the First Closing.....................................11
           6.2       Conditions to the Company's Obligations
                     at the Second Closing....................................12
           6.3       Conditions to the Company's Obligations
                     at the Third Closing.....................................13

SECTION 7  AFFIRMATIVE COVENANTS OF THE COMPANY...............................13

           7.1       Information Rights.......................................13
           7.2       Amendment of Information Rights..........................14
           7.3       Assignment of Rights to Information......................14
           7.4       Non-Disclosure...........................................14
           7.5       Right of First Refusal...................................14
           7.6       Amendment and Waiver of Right of First Refusal...........14
           7.7       Termination of Covenants.................................14

SECTION 8  AFFIRMATIVE COVENANTS OF THE PURCHASER.............................15

           8.1       Standstill...............................................15
           8.2       Definitions..............................................15
           8.3       Termination..............................................15

SECTION 9  REGISTRATION RIGHTS................................................16

           9.1       Registration Rights......................................16
           9.2       Amendment of Registration Rights.........................16

SECTION 10 MISCELLANEOUS......................................................16

           10.1      Governing Law............................................16
           10.2      Survival.................................................16
           10.3      Successors and Assigns...................................16
           10.4      Entire Agreement; Amendment..............................16
           10.5      Notices, etc.............................................16
           10.6      Delays or Omissions......................................17
           10.7      Severability of Agreement................................17
           10.8      Expenses.................................................17
           10.9      Titles and Subtitles.....................................17
           10.10     Counterparts.............................................17
           10.11     Consent to Certain Repurchases...........................17

SCHEDULE OF EXHIBITS


Exhibit A-1    -         Fourth Restated Articles of Incorporation, as amended

Exhibit A-2    -         Amendment to Fourth Restated Articles of Incorporation

Exhibit B      -         Schedule of Exceptions to Representations and
                         Warranties of the Company

Exhibit C      -         Provisions of Opinion of Ware & Freidenrich, A
                         Professional Corporation

Exhibit D      -         Voting Agreement and Irrevocable Proxy

Exhibit E      -         Current Provisions of Information Rights Referenced
                         from Series D Agreement

Exhibit F      -         Current Provisions of Right of First Refusal and
                         Termination of Covenants Referenced from Series D
                         Agreement

Exhibit G      -         Current Provisions of Registration Rights Referenced
                         from Series D Agreement

                          WAFERSCALE INTEGRATION, INC.
                                 47280 Kato Road
                            Fremont, California 94538

                         SERIES C AND SERIES D PREFERRED
                            STOCK PURCHASE AGREEMENT
                     WITH NATIONAL SEMICONDUCTOR CORPORATION


     This Agreement is made and dated as of April 27, 1990, among WaferScale Integration, Inc., a California corporation with its principal office located at 47280 Kato Road, Fremont, California 94538 (the "Company"), and National Semiconductor Corporation, a Delaware corporation with its principal office located at 2900 Semiconductor Drive, Santa Clara, California 95052 (the "Purchaser").

                                    SECTION 1

                      Authorization and Sale of the Shares

[Comment 1]

     1.1 Authorization of the Shares. The Company has or, as of the First Closing Date (as hereinafter defined) will have authorized the sale and issuance of 391,781 shares of its Series C Convertible Preferred Stock (the "Series C Preferred") and 2,291,585 shares of its Series D Convertible Preferred Stock (the "Series D Preferred") having the rights, restrictions, privileges and preferences as set forth in the Fourth Restated Articles of WaferScale Integration, Inc., as amended, attached to this Agreement as Exhibit A-1 as further amended by the Amendment to Fourth Restated Articles of Waferscale Integration, Inc. in the form attached as Exhibit A-2 to this Agreement (the "Amendment to Articles") (together, the "Articles"). Shares of the Company's preferred stock of any series now existing or hereafter issued shall be collectively referred to as "Preferred Stock".

     1.2 Sale of the Shares. Subject to the terms and conditions hereof, the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company an aggregate of 391,781 shares of Series C Preferred and 2,291,585 shares of Series D Preferred (the "Shares") at a purchase price of two dollars and fifty cents ($2.50) per share of Series C Preferred and three dollars and fifty cents ($3.50) per share of Series D Preferred. The Shares shall be purchased and sold in three substantially equal installments at three closings as described below.

     1.3 Lower Priced Securities. Notwithstanding anything to the contrary set forth in this Agreement, if the Company issues any securities prior to the Third Closing (other than securities excluded from the definition of "Additional Shares of Common" under Section 5(d)(i)(4) of the Articles, and the Series C Preferred contemplated by this Agreement) at a price per share

(determined in accordance with Section 5(d)(v)(1) of the Articles) of less than $3.35 subject to adjustments for stock splits, reverse stock splits, stock dividends, reclassifications and the like ("Lower Price"), the Purchaser shall be entitled to purchase, at a price per share equal to the Lower Price, at any Closing after such issuance, instead of the Shares to be purchased by the Purchaser at such Closing, that number of the securities that may be purchased for the remaining consideration contemplated by Section 2.1(b) and/or Section 2.1(c), as appropriate.

     1.4 Share Reserves. In the event the Company issues securities triggering the provisions of Section 1.3, the Company shall, prior to such issuance, take all such actions as are necessary to ensure that the required number of shares of such securities and Common Stock are properly reserved and available for issuance to Purchaser under the provisions of Section 1.3.

                                    SECTION 2

                             Closing Dates; Delivery

     2.1 Closing Dates. Each of the closings of the purchase and sale of the Shares hereunder (collectively the "Closings" and individually a "Closing") shall be held at the offices of Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, California 94301, on the dates as hereinafter provided (collectively the "Closing Dates"):

          (a) The first Closing for the purchase and sale of 130,594 shares of Series C Preferred and 763,862 shares of Series D Preferred (the "First Closing") shall be held on the first business day following the date on which verbal confirmation is received that the Amendment to Articles has been filed by the California Secretary of State, or on such other date as the Purchaser and the Company may agree (the "First Closing Date").

          (b) The second Closing for the purchase and sale of 130,594 shares of Series C Preferred and 763,862 shares of Series D Preferred (the "Second Closing") shall be held on a date (the "Second Closing Date") within five (5) business days after the qualification of the 27COlOLS at the Purchaser's wafer foundry in accordance with the Licensing and Manufacturing Agreement of even date herewith between the Purchaser and the Company (the "Licensing Agreement").

          (c) The third Closing for the purchase and sale of 130,593 shares of Series C Preferred and 763,861 shares of Series D Preferred (the "Third Closing") shall be held on a date (the "Third Closing Date") within five (5) business days after the qualification of the 27CO40LS at the Purchaser's wafer foundry in accordance with the Licensing Agreement.

     2.2 Delivery. Subject to the terms of this Agreement, at each Closing the Company will deliver to the Purchaser two stock certificates registered in the Purchaser's name representing the number of shares of Series C Preferred and Series D Preferred purchased by the Purchaser at such Closing. At each Closing, the Purchaser will pay the appropriate per share purchase price multiplied by the number of shares being purchased at such Closing, by check or wire transfer.

                                    SECTION 3

                 Representations and Warranties of the Company

     Subject only to and except as disclosed by the Company in the Schedule of Exceptions attached as Exhibit B to this Agreement, the Company hereby represents and warrants to the Purchaser as follows:

     3.1 Organization and Standing; Restated Articles and By-Laws. The Company is a corporation duly organized and validly existing under the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is not qualified to do business in any foreign jurisdiction, and the operation of the Company's business, including the ownership or leasing of any property or the employment of any person outside of California, does not presently require such qualification. The Company has furnished counsel for the Purchaser with copies of its Articles of Incorporation and Bylaws. Said copies are true, correct and complete and contain all modifications and amendments through the date of this Agreement. Prior to the First Closing, the Company shall have properly filed the Amendment to Articles with the California Secretary of State.

     3.2 Corporate Power. The Company has all requisite legal and corporate power to enter into this Agreement and will have on the First Closing Date all requisite legal and corporate power to sell the Shares and to carry out and perform its obligations under the terms of this Agreement.

     3.3 Capitalization. Immediately prior to the First Closing, the authorized capital stock of the Company will be 50,000,000 shares of Common Stock (the "Common Stock"), 5,376,876 shares of which are issued and outstanding as of the date hereof; and 27,300,000 shares of Preferred Stock, 8,871,250 shares of which are designated Series A Preferred Stock ("Series A Preferred"), 8,871,250 of which are issued and outstanding as of the date hereof; 5,441,033 shares of which are designated Series B Preferred Stock ("Series B Preferred"), 4,270,300 of which are issued and outstanding as of the date hereof; 6,000,000 of which are designated Series C Preferred, 3,584,218 shares of which are issued and outstanding as of the date hereof; and 5,300,000 of which are designated Series D Preferred, 2,124,790 shares of which are issued and outstanding as of the date hereof, The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred have the respective rights, preferences and privileges which are set forth in the Articles and are enforceable against the Company. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. The Company has reserved 391,781 shares of Series C Preferred and 2,291,585 shares of Series D Preferred for issuance hereunder; 8,871,250 shares of Common Stock for issuance upon conversion of the

Series A Preferred, 5,441,033 shares of Common Stock for issuance upon conversion of the Series B Preferred, 6,000,000 shares of Common Stock for issuance upon conversion of the Series C Preferred, and 5,300,000 shares of Common Stock for issuance upon conversion of the Series D Preferred; 7,930,675 shares of Common Stock for issuance to employees under its 1984 Incentive Stock Option Plan (the "Employee Plan") pursuant to which, as of the date hereof, options to purchase 3,347,265 shares of Common Stock have been granted and are outstanding and 1,941,653 shares of Common Stock have been issued upon exercise of options. As of the date hereof, except for (i) options to purchase 3,347,265 shares of common stock under the Employee Plan, (ii) warrants-or agreements to issue warrants to purchase 781,597 shares of the Company's Series B Preferred and 119,283 shares of the Company's Series C Preferred, (iii) the conversion rights and right of first refusal which attach to the outstanding Series A, Series B, Series C, and Series D Preferred, and (iv) as otherwise set forth on Exhibit B, there are no outstanding rights, options, warrants, preemptive rights, conversion rights or agreements for the purchase or acquisition from the Company of any shares of capital stock, or any other securities.

     3.4 Authorization. All corporate and other action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, and for the authorization, issuance and delivery of the Shares and of the Common Stock issuable upon conversion of the Shares ("Conversion Stock") has been taken or will be taken prior to the First Closing. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and except to the extent that the enforceability of the indemnification provisions of Section 8.9 of the Series D Preferred Stock Purchase Agreement dated May 21, 1987 (the "Series D Agreement"), as referenced in Section 9 hereof, may be limited by applicable law. The Shares are not subject to any preemptive rights or similar rights created by the Company or, to the best of the Company's knowledge, any other person or entity; prior to or simultaneous with the First Closing, the right of first refusal granted to the purchasers of the Company's Series A, Series B, Series C and Series D Preferred will have been waived as to the Shares. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein. The Conversion Stock has been duly and validly reserved and is not subject to any preemptive rights, rights of first refusal or similar rights, and, upon issuance, will be validly issued, fully paid and nonassessable and free of any liens or encumbrances.

     3.5 Subsidiaries. Except as set forth in Exhibit B, the Company does not presently own or control, directly or indirectly, any equity interest in any corporation, association or business entity. The Company is not, directly or indirectly, a participant in any joint venture or partnership.

     3.6 Financial Statements; No Material Changes.

          (a) The Company has delivered to the Purchaser audited financial statements for the fiscal year ended December 31, 1989 and unaudited financial statements for the fiscal quarter ended March 31, 1990 (the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated (except for the absence of notes thereto for the unaudited financial statements) and fairly present the financial position of the Company at the dates thereof and the results of operations of the Company for the periods covered thereby.

          (b) Since December 31, 1989: (i) the Company has not entered into any material transaction which was not in the ordinary course of its business; (ii) there has been no change in the condition (financial or otherwise), business, property, assets, or liabilities of the Company as shown on the balance sheet at that date contained in the Financial Statements, other than changes that both individually and in the aggregate are not materially adverse to such condition, business, property, assets or liabilities; (iii) the Company has not declared or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options or warrants to purchase shares of its capital stock other than pursuant to the Employee Plan, or issued any shares of its capital stock; (iv) there has been no agreement or commitment by the Company to do or perform any of the acts described in this Section 3.6(b); and (v) to the best knowledge of the Company, there has been no other event or condition of any character specifically relating to the Company pertaining to and materially adversely affecting the condition (financial or otherwise), business, property, assets or liabilities of the Company.

     3.7 Material Liabilities. The Company has no material liability or obligation, absolute or contingent, direct or indirect (individually or in the aggregate), which is not disclosed in the Financial Statements, except obligations and liabilities incurred after the date of the audited Financial Statements in the ordinary course of business which are not individually or in the aggregate material.

     3.8 Patents, Trademarks, etc. The Company owns or controls, is licensed under or, to the best of its knowledge, can become licensed on reasonable terms under, all patents, patent applications, trademarks, service marks, trade names, inventions, trade secrets, franchises, licenses, permits, computer software, copyrights, processes and other proprietary rights necessary for the operation of its business as now conducted, with no known infringement of or conflict with the rights of others. The Company has not received any communication alleging that the Company has violated or, by conducting its business as now conducted, would violate or infringe upon any of the patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets, franchises, permits, computer software, processes or other proprietary rights of any other person or entity. To the best of the Company's knowledge, no third party is infringing or violating any of its patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights.

     3.9 Compliance with Other Instruments. The Company is not in violation of any term of its Articles or its Bylaws, or, to the best knowledge of the Company, of any mortgage, deed of trust, indenture, loan contract, agreement, commitment instrument, judgment, decree, order, statute, obligation, rule or regulation applicable to it, which violation would materially adversely affect the condition (financial or otherwise), business, property, assets or liabilities of the Company. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Shares, will not result in any such violation or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term or require any consent or waiver under any such provision (other than any consents or waivers that have been obtained).

     3.10 Registration Rights. Except as provided for in the Founders' Registration Rights Agreement, the Series A Preferred Stock Purchase Agreement dated February 28, 1984, the Series B Preferred Stock Purchase Agreement dated October 22, 1984 (the "Series B Agreement"), the First Amendment to the Series B Agreement, dated October 29, 1984, the Second Amendment to the Series B Agreement dated July 12, 1985, the Series C Preferred Stock Purchase Agreement dated January 28, 1986, the Written Consent and Waiver of Shareholders of the Company dated June 30, 1986, the Series D Agreement and this Agreement, the Company is not under any obligation to register (as defined in Section 8.2 of the Series D Agreement, referenced in Section 9 below) or to grant registration rights with respect to any of its presently outstanding securities or any of its securities which may hereafter be issued.

     3.11 Governmental Consent, etc. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing With any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares or the Conversion Stock, or the consummation of any other transaction contemplated on the Closing hereof, except
(i) the filing of a notice under Section 25102(f) of the California Corporate Securities Law, which filing will be made within 15 days of the First Closing Date, (ii) the filing of the Amendment to Articles with the California Secretary of State, which filing will have been made and be effective at or prior to the First Closing Date and (iii) the filing with any federal or state securities authorities any required notices or qualifications.

     3.12 Offering. Subject to the accuracy of the Purchaser's representations in Section 4 hereof and in response to the inquiries of the Company or its counsel, the offer, sale and issuance of any Shares and the Conversion Stock in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and from the qualification requirements of Section 25110 of the California Securities Law.

     3.13 Disclosure. No representation, warranty or statement by the Company in this Agreement or in any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, when taken together, contains, or will contain any untrue statement of a material fact, or be misleading, or, when taken together, omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

     3.14 Brokers or Finders. The Company has not incurred and will not incur, directly or indirectly, any liability for brokers' or finders' fees, agents' commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby.

     3.15 Litigation. There are no actions, proceedings or investigations pending against the Company or its properties (or, to the best of the Company's knowledge, any basis therefor or threat thereof), which, either in any case or in the aggregate, might result in any material adverse change in the business of the Company or any of its properties or assets or in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted, and none which questions the validity of this Agreement, the right of Company to enter into it, or any action taken or to be taken in connection herewith. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any settlement agreement, order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

                                    SECTION 4

                           Investment Representations

     4.1 Investment. This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Company, which by its acceptance hereof the Purchaser hereby confirms, that the Shares to be received by the Purchaser will be acquired for investment for the Purchaser's own account, and not with a view to the sale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such persons, or to any third person, with respect to any of the Shares or any Conversion Stock. The Purchaser understands that the Shares are not, and any Conversion Stock at the time of issuance may not be, registered under the Securities Act of 1933 (the "Securities Act") because the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to section 4(2) thereof, and that the Company's reliance on such exemption is predicated on the Purchaser's representations set forth herein.

     4.2 Experience and Information. The Purchaser represents that it is experienced in evaluating high technology companies such as the Company, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment. The Purchaser further represents that it has carefully reviewed the Financial Statements and this Agreement, including all exhibits and appendices thereto and hereto, and that it has had, during the course of the transaction and prior to its purchase of its Shares, the opportunity to ask questions of ' and receive answers from, the Company through its officers and key employees concerning the terms and conditions of the offering and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. Notwithstanding the foregoing, any such investigation by Purchaser shall not affect Purchaser's right to rely on the representations and warranties made by the Company in
Section 3 of this Agreement.

     4.3 Rule 144. The Purchaser understands that the Shares (and any Conversion Stock) may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares (or the Conversion Stock) or an available exemption from registration under the Securities Act, the Shares (and any Conversion Stock) must be held indefinitely. In particular, the Purchaser is aware that the Shares (and any Conversion Stock) may not be sold pursuant to Rule 144 promulgated under the Securities Act unless
a.11 of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company, unless the shares have been held for three years (Rule 144(k)). Such information is not now available and the Company has no present plans to make such information available. The Purchaser represents that, in the absence of an effective registration statement covering the Shares (or any Conversion Stock), the Purchaser will sell, transfer, or otherwise dispose of the Shares (or any Conversion Stock) only in a manner consistent with the Purchaser's representations set forth herein and then only in accordance with the provisions of Section 4 hereof.

     4.4 Restrictions on Transferability. The Shares shall not be transferable except upon the conditions specified in this Section 4, which conditions are intended to insure compliance with the provisions of the Securities Act of 1933. The Purchaser will cause any proposed transferee of the Shares held by the Purchaser to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 4.

     4.5 Restrictive Legend. Each certificate representing the Shares, (ii) the Conversion Stock and (iii) any other securities issued in respect of the Shares or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 4.6 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE,

     TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT COVERING THESE SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THAT ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES WHICH IS REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH REGISTRATION IS NOT REQUIRED.

Certificates representing securities that bear the legend above are referred to below as "Restricted Securities".

     4.6 Notice of Proposed Transfers.

          (a) Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in Section 9 hereof), the Purchaser shall give written notice to the Company of the Purchaser's intention to effect such transfer, describing the manner and circumstances of the proposed transfer in reasonable detail.

          (b) The notice provided for in Section 4.6(a) above shall be accompanied (except in transactions in compliance with Rule 144) by either (i) a written opinion of legal counsel (who shall be reasonably satisfactory to the Company) addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Purchaser shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Purchaser to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 4.5 above, except that such certificate shall not bear such restrictive legend if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

                                    SECTION 5

                        Purchaser's Conditions to Closing

     5.1 Conditions to the Purchaser's Obligations at the First Closing. The Purchaser's obligation to purchase Shares at the First Closing is subject to the fulfillment on or prior to the First Closing Date of the following conditions, any of which may be waived by the Purchaser:

          (a) The representations and warranties made by the Company in Section 3 hereof, when read together with Exhibit B attached hereto (as revised, if at all, prior to the

Closing) shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

          (b) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the First Closing Date shall have been performed or complied with in all material respects.

          (c) At the time of the First Closing, the purchase of the Shares by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          (d) The Company shall have delivered to the Purchaser a certificate, executed by the President of the Company, dated the First Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1(a),
(b), (f), (g) and (h) of this Agreement.

          (e) All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser and counsel for the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

          (f) The Company shall have obtained any and all consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement.

          (g) The right of first refusal held by each Series A Preferred Shareholder, each Series B Preferred Shareholder, each Series C Preferred Shareholder and each Series D Preferred Shareholder shall have been waived with respect to the issuance and sale of the Shares.

          (h) The Amendment to Articles shall have been filed with the Secretary of State of the State of California.

          (i) The Purchaser shall have received from Ware & Freidenrich, A Professional Corporation, counsel to the Company, an Opinion addressed to Purchaser, dated the First Closing Date, containing the provisions set forth in Exhibit C hereto.

     5.2 Conditions to the Purchaser's Obligations at the Second Closing. The Purchaser's obligation to purchase Shares at the Second Closing is subject to the fulfillment on or prior to the Second Closing Date of the following condition, which may be waived by the Purchaser:

          (a) The Company's 27COlOLS product shall have been qualified at the Purchaser's wafer foundry in accordance with the Licensing Agreement.

          (b) At the time of the Second Closing, the purchase of the Shares by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          (c) The Company shall have obtained any and all consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement.

          (d) If required, the Company shall have complied with the provisions of Section 1.4.

          (e) The Company shall not have become the subject of a petition filed in the Bankruptcy Court of the United States, whether voluntary or involuntary (and, in the case of an involuntary petition, such petition shall not have been withdrawn or discharged within 60 days after the date of filing), a receiver or trustee shall not have been appointed for all or a substantial portion of the Company's assets and the Company shall not have made an assignment for the benefit of its creditors.

     5.3 Conditions to the Purchaser's Obligations at the Third Closing. The Purchaser's obligation to purchase Shares at the Third Closing is subject to the fulfillment on or prior to the Third Closing Date of the following condition, which may be waived by the Purchaser:

          (a) The Company's 27CO40LS product shall have been qualified at the Purchaser's wafer foundry in accordance with the Licensing Agreement.

          (b) At the time of the Third Closing, the purchase of the Shares by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          (c) The Company shall have obtained any and all consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement.

          (d) If required, the Company shall have complied with the provisions of Section 1.4.

          (e) The Company shall not have become the subject of a petition filed in the Bankruptcy Court of the United States, whether voluntary or involuntary (and, in the case of an involuntary petition, such petition shall not have been withdrawn or discharged within 60 days after the date of filing), a receiver or trustee shall not have been appointed for all or a substantial portion of the Company's assets and the Company shall not have made an assignment for the benefit of its creditors.

                                    SECTION 6

                         Company's Conditions to Closing

     6.1 Conditions to the Company's Obligations at the First Closing. The Company's obligation to sell and issue Shares at the First Closing is subject to the fulfillment to the Company's satisfaction on or prior to the First Closing Date of the following conditions, any of which may be waived by the Company:

          (a) The representations made by the Purchaser in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the First Closing Date with the same force and effect as if they had been made on and as of said date.

          (b) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the First Closing Date shall have been performed or complied with in all material respects.

          (c) At the time of the First Closing the sale of the Shares by the Company hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          (d) All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Company and counsel for the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

          (e) The Company shall have obtained any and all consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement.

          (f) The right of first refusal held by each Series A Preferred Shareholder, each Series B Preferred Shareholder, each Series C Preferred Shareholder and each Series D Preferred Shareholder shall have been waived with respect to the issuance and sale of the Shares.

          (g) The Amendment to Articles shall have been filed with the Secretary of State of the State of California.

          (h) The Company and the Purchaser shall have executed and delivered a Voting Agreement and Irrevocable Proxy in the form of Exhibit D attached hereto, and all actions contemplated by the Voting Agreement and Irrevocable Proxy to have been taken by the Company and the Purchaser before or at the time of the First Closing shall have been taken.

     6.2 Conditions to the Company's Obligations at the Second Closing. The Company's obligation to sell and issue Shares at the Second Closing is subject to the fulfillment to the Company's satisfaction on or prior to the Second Closing Date of the following condition, which may be waived by the Company:

          (a) The Company's 27COlOLS product shall have been qualified at the Purchaser's wafer foundry in accordance with the Licensing Agreement.

          (b) At the time of the Second Closing, the purchase of the Shares by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          (c) The Company shall have obtained any and all consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement.

     6.3 Conditions to the Company's Obligations at the Third Closing. The Company's obligation to sell and issue Shares at the Third Closing is subject to the fulfillment to the Company's satisfaction on or prior to the Third Closing Date of the following condition, which may be waived by the Company:

          (a) The Company's 27CO40LS product shall have been qualified at the Purchaser's wafer foundry in accordance with the Licensing Agreement.

          (b) At the time of the Third Closing, the purchase of the Shares by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          (c) The Company shall have obtained any and all consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement.

                                    SECTION 7

                      Affirmative Covenants of the Company

     The Company (and the Purchaser as to Sections 7.3 and 7.4) hereby covenants and agrees as follows:

     7.1 Information Rights.

          (a) Except as set forth in Section 7.1(b) below, the Purchaser shall be accorded the rights and shall receive the information and access to information provided to holders of Preferred Stock as set forth in Sections 7.1 and 7.2 of the Series D Agreement, as those Sections may be amended from time to time in accordance with Section 8.16 of the Series D Agreement and Section 7.2 below. A complete copy of the present terms of Sections 7.1 and 7.2 of the Series D Agreement is attached as Exhibit E to this Agreement.

          (b) The Purchaser shall not have rights to receive (i) the written reports regarding quarterly and monthly financial statements described in Sections 7.1(b) and 7.2(a) of the Series D Agreement, or (ii) the annual operational plan and other information described in Section 7.2(c) of the Series D Agreement.

     7.2 Amendment of Information Rights. Notwithstanding the provisions of
Section 10.4 of this Agreement, no term of Section 7.1 of this Agreement or of Sections 7.1 or 7.2 of the Series D Agreement may be amended, waived, discharged or terminated orally, except by a written instrument signed by the Company and holders of not less than a majority of the Preferred Equivalents, taken together as one group. As modified by the next sentence of this Section 7.2, for purposes of this Agreement the term "Preferred Equivalents" shall have the meaning set forth in Section 8.11 of the Series D Agreement, as that Section may be amended from time to time. To the extent outstanding, the Shares and the Conversion Stock shall be counted among the shares included in the definition of "Preferred Equivalents". A complete copy of the present terms of Section 8.11 of the Series D Agreement is included within Exhibit G attached to this Agreement.

     7.3 Assignment of Rights to Information. The rights granted pursuant to
Section 7.1 may not be assigned or otherwise conveyed by the Purchaser without the written consent of the Company.

     7.4 Non-Disclosure. The Company may require the Purchaser to enter into a non-disclosure agreement with the Company with respect to any proprietary information contained in information disclosed pursuant to this Section 7.

     7.5 Right of First Refusal. The Purchaser shall be accorded a right of first refusal on the terms and conditions provided in Section 7.6 of the Series D Agreement, as that Section may be amended from time to time in accordance with
Section 7.6 below. For all purposes of Section 7.6 of the Series D Agreement, the terms "Purchaser" and "Shares" shall include the Purchaser and the Shares. A complete copy of the present terms of Section 7.6 of the Series D Agreement is attached as Exhibit F to this Agreement.

     7.6 Amendment and Waiver of Right of First Refusal. Notwithstanding the provisions of Section 10.4 of this Agreement, no term of Section 7.5 of this Agreement or of Section 7.6 of the Series D Agreement may be amended, discharged or terminated orally, except by a written instrument signed by the Company and holders of not less than a majority of the Preferred

Equivalents, taken together as one group. To the extent outstanding, the Shares shall be counted among the Series C Preferred and Series D Preferred for purposes of Section 7.6(g) of the Series D Agreement.

     7.7 Termination of Covenants. The covenants set forth in this Section 7 shall terminate and be of no further force and effect at the same time and in the same manner as provided in Section 7.20 of the Series D Agreement, as that section may be amended from time to time. A complete copy of the present terms of Section 7.20 of the Series D Agreement is included in Exhibit F attached to this Agreement.

                                    SECTION 8

                     Affirmative Covenants of the Purchaser

     8.1 Standstill. Except as provided in Section 1.3 hereof, the Purchaser agrees that it will not, unless the prior written approval of the Company's Board of Directors has been obtained:

          (a) Acquisition. Directly or indirectly (i) acquire Beneficial Ownership (as defined in Section 8.1(b) below) of any Voting Securities (as defined in Section 8.1(b) below), except to the extent any such acquisition results from a stock dividend, stock split, or other distribution by the Company to its security holders, or (ii) make a tender, exchange or other offer for Voting Securities if such acquisition or the acceptance of such offer would cause the Purchaser's Beneficial Ownership of Voting Securities to represent more than 10% of the combined voting power of all then outstanding Common Stock and other securities of the Company having the power to vote generally upon the election of directors of the Company.

          (b) Participation. At such time and for so long as the Company is subject to the reporting requirements under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended,

               (i) become a "participant" in a solicitation of proxies, as those terms are defined in Rule 14a-11 and Rule 14a-1, respectively, of Regulation 14A under the Exchange Act in respect of any Voting Securities that may be outstanding at any time during such period;

               (ii) form or join any group for the purpose of voting, purchasing or disposing of the Company's securities; or

               (iii) deposit any securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect.

     8.2 Definitions. The Purchaser will be deemed to have "Beneficial Ownership" of Voting Securities if the Purchaser or its affiliates, directly or indirectly, through any contract, arrangement, understanding or relationship, have or share the power to (i) vote or direct the voting of such Voting Securities or (ii) dispose of or direct the disposition of such Voting Securities. "Voting Securities" means Common Stock, any securities convertible into or exchangeable for Common Stock, any other securities of the Company having the power to vote generally upon the election of directors of the Company, or any other rights to acquire the foregoing.

     8.3 Termination. The Purchaser's obligations under this Section 8 shall terminate on May 1, 2000.

                                    SECTION 9

                               Registration Rights

     9.1 Registration Rights. The Purchaser shall be accorded registration rights on the terms and conditions provided in Sections 8.2, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, and 8.16 of the Series D Agreement, as
those Sections may be amended from time to time in accordance with Section 8.16 of the Series D Agreement and Section 9.2 below. For all purposes of the sections of the Series D Agreement listed in this Section 9.1, the Shares shall be counted and included among the Series C Preferred and Series D Preferred. A complete copy of the present terms of Sections 8.2, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, and 8.16 of the Series D Agreement is
attached as Exhibit G to this Agreement.

     9.2 Amendment of Registration Rights. Notwithstanding the provisions of
Section 10.4 of this Agreement, no term of Section 9.1 of this Agreement or of Sections 8.2, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, and
8.16 of the Series D Agreement may be amended, waived, discharged or terminated orally, except by a written instrument signed by the Company and holders of not less than a majority of the Preferred Equivalents, taken together as one group.

                                   SECTION 10

                                  Miscellaneous

     10.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, as applied to contracts entered into in California between California residents and to be performed entirely within California.

     10.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby.

     10.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     10.4 Entire Agreement; Amendment. This Agreement and the other documents attached or delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Subject to Sections 7.2, 7.6 and 9.2 above, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, except by a written instrument signed by the Company and the Purchaser.

     10.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or otherwise delivered by hand, by messenger or overnight air freight service, addressed (a) if to the Purchaser, at its address set forth at the beginning of this Agreement, or at such other address as the Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at its address set forth at the beginning of this Agreement, or at such other address as the Company shall have furnished to the Purchaser in writing.

     10.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Purchaser upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of the Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character by the Purchaser of any breach or default under this Agreement, or any waiver by the Purchaser of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     10.7 Severability of Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain, as nearly as practicable, the intent of the parties, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby.

     10.8 Expenses. The Company and the Purchaser shall bear their own expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

     10.9 Titles and Subtitles. The titles of the sections and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     10.11 Consent to Certain Repurchases. As provided in Article IV, Section 8 of the Articles, the Purchaser hereby consents to repurchase by the Company of Common Stock upon exercise of the Company's repurchase options contained in the Company's stock purchase agreements with certain of the holders thereof, whether or not such repurchases would be otherwise prohibited by Section 502, 503 or 506 of the California General Corporation Law.

     IN WITNESS HEREOF, the parties have executed this Agreement through their duly authorized representatives as of the date first above written.


                                   NATIONAL SEMICONDUCTOR CORPORATION


                                   By:
                                      ------------------------------------

                                   Name:__________________________________

                                   Title:_________________________________

                                   WAFERSCALE INTEGRATION, INC.

                                   By:
                                      ------------------------------------
                                        Michael J. Callahan,
                                        President and CEO

                                   APPENDIX E

                          PRICING FOR LICENSED PRODUCTS

The pricing for LICENSED PRODUCTS shall be determined by the following method:

      1. NSC shall evaluate and record the end to end yield of correctly processed lots of the LICENSED PRODUCTS. At any time, the average for the most recently completed three manufacturing periods shall be available to WSI.

      2. Based on that average, expressed as "Ships per Start, " the prices NSC shall charge WSI for LICENSED PRODUCTS shall be defined by the Product Tables included in this APPENDIX E.

      3. When dice have been ordered to be produced to the standards defined by Mil Std 883C, the price per die shall be subject to a 20% surcharge.

      4. The Product Tables shall be updated to take account of added LICENSED PRODUCTS, and to account for NEW VERSIONS of LICENSED PRODUCTS.

      5. The assumptions upon which the Product Tables are based shall be understood by the PARTIES, and the PARTIES will revise the Product Tables in the event of significant changes in the underlying economics. A die shrink leading to a change of more than 10% in gross dice per wafer, a significant reduction in wafer cost, and a reduction in defect density leading to overall yields better than those covered by the following tables are all examples of changes in the underlying economics.

      6. During the first three months of producing any LICENSED PRODUCT, the pricing shall be based on the best available forecast of yield, expressed as "Ships per Start." This forecast shall take account of all history available at a given time.

      7. When the value of "Ships per Start" fails at a boundary of two regions defined in the following Product Tables, the lower of the two prices shall apply.

                                   APPENDIX E

                  Product Tables for Pricing Licensed Products

27C256LS             28-pin Ceramic DIP
  1417 Gross Dice per Wafer

     Ships/Start                  Good Die       Pkg Unit       Fin Goods
     -----------                  --------       --------       ---------

1100 > S/S >  968                  $0.56          $1.11          $1.28
 968 > S/S >  852                  $0.63          $1.18          $1.37
 852 > S/S >  750                  $0.70          $1.25          $1.48
 750 > S/S >  660                  $0.78          $1.34          $1.59
 660 > S/S >  581                  $0.87          $1.43          $1.72
 581 > S/S >  512                  $0.97          $1.53          $1.87
 512 > S/S >  450                  $1.09          $1.65          $2.03
 450 > S/S >  396                  $1.21          $1.77          $2.22
 396 > S/S >  349                  $1.35          $1.92          $2.43
 349 > S/S >  307                  $1.51          $2.08          $2.66
 307 > S/S >                       $1.68          $2.26          $2.93

27C5121LS            28-pin Ceramic DIP
  917 Gross Dice per Wafer

     Ships/Start                  Good Die       Pkg Unit       Fin Goods
     -----------                  --------       --------       ---------

 700 > S/S >  616                  $0.88          $1.44          $1.62
 616 > S/S >  542                  $0.98          $1.54          $1.76
 542 > S/S >  477                  $1.10          $1.66          $1.91
 477 > S/S >  420                  $1.23          $1.79          $2.09
 420 > S/S >  370                  $1.37          $1.94          $2.28
 370 > S/S >  326                  $1.53          $2.10          $2.51
 326 > S/S >  287                  $1.71          $2.28          $2.76
 287 > S/S >  252                  $1.90          $2.48          $3.04
 252 > S/S >  222                  $2.12          $2.71          $3.36
 222 > S/S >  195                  $2.37          $2.96          $3.72
 195 > S/S                         $2.65          $3.24          $4.13

                                   APPENDIX E

                  Product Tables for Pricing Licensed Products

27C010LS             32-pin Ceramic DIP
  543 Gross Dice per Wafer

     Ships/Start                  Good Die       Pkg Unit       Fin Goods
     -----------                  --------       --------       ---------

 400 > S/S >  352                  $1.54          $2.19          $2.44
 352 > S/S >  310                  $1.72          $2.37          $2.68
 310 > S/S >  273                  $1.92          $2.58          $2.94
 273 > S/S >  240                  $2.15          $2.81          $3.24
 240 > S/S >  211                  $2.40          $3.06          $3.58
 211 > S/S >  186                  $2.67          $3.35          $3.96
 186 > S/S >  164                  $2.98          $3.66          $4.39
 164 > S/S >  144                  $3.72          $4.41          $5.43
 127 > S/S >  112                  $4.15          $4.85          $6.05
 112 > S/S                         $4.63          $5.34          $6.76

27C020LS             32-pin Ceramic DIP
  347 Gross Dice per Wafer

     Ships/Start                  Good Die       Pkg Unit       Fin Goods
     -----------                  --------       --------       ---------

 250 > S/S >  220                  $2.47          $3.14          $3.42
 220 > S/S >  194                  $2.76          $3.43          $3.78
 194 > S/S >  171                  $3.08          $3.76          $4.20
 171 > S/S >  150                  $3.43          $4.12          $4.67
 150 > S/S >  132                  $3.83          $4.53          $5.20
 132 > S/S >  116                  $4.28          $4.98          $5.80
 116 > S/S >  102                  $4.77          $5.49          $6.48
 102 > S/S >   90                  $5.33          $6.06          $7.25
  90 > S/S >   79                  $5.95          $6.69          $8.12
  79 > S/S >   70                  $6.64          $7.39          $9.11
  70 > S/S                         $7.41          $8.18         $10.24

                                   APPENDIX E

                  Product Tables for Pricing Licensed Products

27C040LS             32-pin Ceramic DIP
  207 Gross Dice per Wafer

     Ships/Start                  Good Die       Pkg Unit       Fin Goods
     -----------                  --------       --------       ---------

 140 > S/S >  123                   $4.41          $5.12          $5.46
 123 > S/S >  108                   $4.92          $5.64          $6.10
 108 > S/S >   95                   $5.49          $6.22          $6.83
  95 > S/S >   84                   $6.13          $6.87          $7.66
  84 > S/S >   74                   $6.84          $7.60          $8.59
  74 > S/S >   65                   $7.64          $8.41          $9.65
  65 > S/S >   57                   $8.53          $9.32         $10.86
  57 > S/S >   50                   $9.52         $10.33         $12.22
  50 > S/S >   44                  $10.62         $11.46         $13.77
  44 > S/S >   39                  $11.86         $12.72         $15.52
  39 > S/S >                       $13.23         $14.12         $17.52


27C256LS             28-pin Plastic DIP
  1417 Gross Dice per Wafer

     Ships/Start                  Pkg Unit       Fin Goods
     -----------                  --------       ---------

1150 > S/S > 1015                  $0.80          $0.89
1015 > S/S >  896                  $0.86          $0.97
 896 > S/S >  791                  $0.94          $1.06
 791 > S/S >  699                  $1.02          $1.16
 699 > S/S >  617                  $1.11          $1.27
 617 > S/S >  545                  $1.22          $1.40
 545 > S/S >  481                  $1.33          $1.55
 481 > S/S >  424                  $1.46          $1.71
 424 > S/S >  375                  $1.60          $1.89
 375 > S/S >  331                  $1.76          $2.10
 331 > S/S                         $1.94          $2.34

                                   APPENDIX E

                  Product Tables for Pricing Licensed Products

27C512LS             28-pin Plastic DIP
  917 Gross Dice per Wafer

     Ships/Start                  Pkg Unit       Fin Goods
     -----------                  --------       ---------

 725 > S/S >  640                  $1.13          $1.22
 640 > S/S >  565                  $1.24          $1.34
 565 > S/S >  499                  $1.35          $1.48
 499 > S/S >  389                  $1.63          $1.82
 389 > S/S >  343                  $1.80          $2.02
 343 > S/S >  303                  $1.98          $2.25
 303 > S/S >  268                  $2.18          $2.51
 268 > S/S >  236                  $2.41          $2.80
 236 > S/S >  209                  $2.66          $3.13
 209 > S/S                         $2.94          $3.50


27C010LS             32-pin Plastic DIP
  543 Gross Dice per Wafer

     Ships/Start                  Pkg Unit       Fin Goods
     -----------                  --------       ---------

 415 > S/S >  366                  $1.85          $1.96
 366 > S/S >  323                  $2.03          $2.17
 323 > S/S >  286                  $2.23          $2.41
 286 > S/S >  252                  $2.46          $2.68
 252 > S/S >  223                  $2.71          $2.99
 223 > S/S >  196                  $2.99          $3.33
 196 > S/S >  173                  $3.31          $3.72
 173 > S/S >  153                  $3.66          $4.17
 153 > S/S >  135                  $4.05          $4.66
 135 > S/S >  119                  $4.49          $5.23
 119 > S/S                         $4.98          $5.87


27C020LS             32-pin Plastic DIP
  347 Gross Dice per Wafer

     Ships/Start                  Pkg Unit       Fin Goods
     -----------                  --------       ---------

 260 > S/S >  230                  $2.78          $2.89
 230 > S/S >  203                  $3.07          $3.23
 203 > S/S >  179                  $3.39          $3.61
 179 > S/S >  158                  $3.76          $4.03

                                   APPENDIX E

                  Product Tables for Pricing Licensed Products

 179 > S/S >  158                  $3.76          $4.03
 158 > S/S >  139                  $4.16          $4.52
 139 > S/S >  123                  $4.61          $5.07
 123 > S/S >  109                  $5.11          $5.69
 109 > S/S >   96                  $5.67          $6.39
  96 > S/S >   85                  $6.30          $7.18
  85 > S/S >   75                  $7.00          $8.08
  75 > S/S                         $7.78          $9.10


27C040LS   32-pin Plastic DIP
  207 Gross Dice per Wafer

     Ships/Start                  Pkg Unit       Fin Goods
     -----------                  --------       ---------

 145 > S/S >  128                   $4.76          $4.87
 128 > S/S >  113                   $5.28          $5.47
 113 > S/S >  100                   $5.86          $6.15
 100 > S/S >   88                   $6.51          $6.91
  88 > S/S >   78                   $7.24          $7.78
  78 > S/S >   69                   $8.04          $8.76
  69 > S/S >   61                   $8.95          $9.86
  61 > S/S >   54                   $9.95         $11.12
  54 > S/S >   47                  $11.08         $12.54
  47 > S/S >   42                  $12.33         $14.14
  42 > S/S                         $13.73         $15.96

                                   APPENDIX F

              NATIONAL SEMICONDUCTOR STANDARD TERMS AND CONDITIONS


     These terms and conditions may in some instances conflict with some of the terms and conditions affixed to the purchase order or the procurement document issued by the Buyer. In such case, the terms and conditions contained herein shall govern and acceptance of Buyer's order is conditioned upon Buyer's acceptance of the terms and conditions contained herein irrespective of whether the Buyer accepts these conditions by a written acknowledgment, by implication, or acceptance and payment of goods ordered hereunder. National's failure to object to provisions contained in any communication from Buyer shall not be deemed a waiver of the provision herein. Any changes in the terms and conditions of sale contained herein must specifically be agreed to in writing signed by a corporate officer of national before becoming binding on either party. All orders, offers, and contracts must be approved and accepted by National at its home office in Santa Clara, California.

1.   TERMS OF PAYMENT

     Where Buyer has established credit, terms of payment shall be thirty (30) days from date of invoice. Where payment is by letter of credit, all costs of collections shall be for Buyer's account. Unless otherwise provided, all payments are to be in United States dollars. In the event National is required to bring legal action to collect delinquent accounts, Buyer agrees to pay reasonable attorney's fees and cost of suit.

2.   TAXES

     All prices are exclusive of any present of future sales, revenue of excise tax, import duty (including brokerage fees) or other tax applicable to the manufacture or sale of any product. Such taxes when applicable shall be paid by Buyer unless Buyer provides a proper tax exemption certificate.

3.   TITLE AND DELIVERY

     Sales are F.O.B. U.S. shipping point. national will use its best efforts to ship in accordance with National's announced shipment schedule by the method specified by Buyer.

4.   ACCEPTANCE

     Except for microcomputers and memory systems. Buyer shall accept or reject products within thirty (30) days of receipt of each shipment. Failure to notify National in writing of nonconforming products within such period shall be deemed an unqualified acceptance. Microcomputer and memory systems final acceptance testing will be conducted suing National's standard acceptance test procedures as specified in the product test specification.

5.   GENERAL WARRANTY

     National warrants that the products covered hereby shall be free from defects in workmanship and materials, and shall conform to National's published specifications accepted in writing by National for a period of one (1) year, except Development Systems Products which are 90 days, from the date of National's shipment, CIM board products which are warranted as follows "within the CIM family, software and expendables (such as batteries and fuses) are not warranted; cables are warranted for thirty (30) days from the date of shipment; all CIM boards are warranted for three (3) years from the date of shipment; add-in products for the Apple Macintosh(TM) computer are warranted for 5 years from date of shipment. The foregoing warranty does not apply to any products which have been subject to misuse (including static discharge), neglect, accident, or modification or which have been soldered or altered during assembly and are not capable of being tested by National under its normal test conditions. National's sole obligation to Buyer hereunder for products failing to meet the aforesaid warranty shall be, at National's sole obligation to Buyer hereunder for products failing to meet the aforesaid warranty shall be, at National's discretion, to replace the nonconforming product or issue Buyer credit for the purchase price of the nonconforming product, where within the warranty period: 1) National has received written notice of any nonconformity, and
     2) After National's written authorization to do so Buyer has returned the nonconforming product to National, freight prepaid, and 3) National has determined that the product in nonconforming and that such nonconformity is not a result of improper installation, repair or other misuse by Buyer. Any replacement product shall carry only the unexpired term of the warranty which was applicable to the replaced product. The foregoing does not apply to software except as provided in National's Software Licensing Agreement.

     No National product may be used in a life support application.

     THE FOREGOING WARRANTY AND REMEDIES ARE EXCLUSIVE AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE. NATIONAL NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION FOR USE OF ITS

     PRODUCTS AND NATIONAL MAKES NO WARRANTY WHATSOEVER FOR PRODUCTS NOT MANUFACTURED BY NATIONAL. NATIONAL SHALL NO BE LIABLE FOR DAMAGES DUE TO DELAYS IN DELIVERIES OR USE AND SHALL IN NO EVENT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER ARISING FROM CONTRACT, TORT OR NEGLIGENCE, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF GOODWILL, OVERHEAD OR OTHER LIKE DAMAGES.

6.   PATENT INDEMNIFICATION

     Except as provided in the paragraph below, and subject to the limitation set forth below, National will defend any suit or proceeding brought against the Buyer if it is based on a claim that any product, or any part hereof, made to National's design by or for National and furnished hereunder constitutes an infringement of any United States patents, in notified promptly in writing and given full and complete authority, information and assistance (at National's expense) for the defense of same. National will pay damages and costs therein awarded against the Buyer, but shall not be responsible for any compromise made without its written consent. In providing such defense, or in the event that such product, or part thereof, is held to constitute infringement and the use of such product, or part thereof is enjoined, National shall retain the right at its sole discretion to either procure for the Buyer the right to continue using such product or part thereof, or modify it so that it becomes noninfringing, or remove it, or part thereof, and grant the Buyer a credit for the depreciated value thereof, national's indemnity is expressly limited to United States patents only. In no event shall National's total liability to Buyer under the foregoing indemnity exceed the purchase price of the alleged infringing product. National makes no expressed or implied warranty that the products sold hereunder will not infringe any United States or foreign patents, trademarks, or copyrights. [illegible] infringement or contributory infringement of any patents, trademarks or copyrights related to products sold hereunder arising from (i) National's compliance with Buyer's designs, specifications, or instructions, (ii) use of any product in combination with products not supplied by National, or
     (iii) use of any product in connection with a manufacturing or other process.

7.   TOOLING

     Unless otherwise expressly provided in writing, Buyer shall obtain no interest in any ???? or other tooling used in the production of any National product. National shall not be liable for fair wear and tear to Buyer's tooling.

8.   CONFIDENTIAL INFORMATION

     No information shall be deemed to be given or received in confidence by either party unless and to the extent it is covered by a separate agreement.

9.   FORCE MAJEURE

     National shall not be liable for any damage or penalty for delay in delivery or for failure to give notice of delay when such delay is due to the elements, acts of God, acts of Buyer, acts of civil or military authority, war, riots, concerted labor action, or any other causes beyond the reasonable control of National. The anticipated delivery date shall be deemed extended for a period of time equal to the time lost due to any delay excusable under this provision. National shall not be entitled to an extension of time for commercially reasonable delays.

10.  CANCELLATION FOR CONVENIENCE

     BUYER MAY CANCEL ANY ORDER FOR CONVENIENCE ON THE FOLLOWING TERMS: (A) FOR STANDARD PRODUCTS, ANY REQUEST FOR CANCELLATION OR RESCHEDULE WILL BE ACCEPTED ONLY FOR ORDERS SCHEDULED FOR DELIVERY MORE THAN 60 DAYS FROM RECEIPT OF THE REQUEST (90 DAYS WHERE THE PRODUCT HAS BEEN TESTED AND/OR MARKED TO CUSTOMER SPECIFICATIONS) AND WITH THE SPECIFIC APPROVAL OF NATIONAL'S CUSTOMER SERVICE DEPARTMENT, SPECIAL CHARGES MAY APPLY. (B) FOR NON-STANDARD PRODUCTS, BUYER SHALL ACCEPT DELIVERY OF ALL SUCH PRODUCTS COMPLETED AT THE TIME OF CANCELLATION, NONSTANDARD PRODUCTS WHICH ARE RESCHEDULED BY THE BUYER WILL BE DEEMED CANCELED AS TO THOSE PRODUCTS SCHEDULED FOR DELIVERY IN SIXTEEN (16) WEEKS TIME PERIOD FOLLOWING RESCHEDULING AND CANCELLATION CHARGES SHALL APPLY. NONSTANDARD PRODUCTS WHICH ARE IN THE WORK-IN-PROCESS INVENTORY SHALL BE PAID FOR BY BUYER AT A PRICE BASED ON THE PERCENTAGE OF COMPLETION OF SUCH INVENTORY APPLIED TO THE PRICE FOR THE FINISHED PRODUCT. BUYER SHALL ALSO PROMPTLY PAY TO
     NATIONAL: (i) COST OF SETTLING AND PAYING CLAIMS ARISING OUT OF THE TERMINATION OF WORK UNDER NATIONAL'S SUB-CONTRACTS OR VENDORS, (ii) REASONABLE COSTS OF SETTLEMENT, INCLUDING ENGINEERING DEVELOPMENT, ACCOUNTING, LEGAL AND CLERICAL COSTS, AND (iii) TWENTY PERCENT (20%) OF THE PURCHASE PRICE OF THE PORTION OF THE ORDER CANCELED; (C) STANDARD PRODUCTS WITH MINIMUM USAGE MAY BE SUBJECT TO CANCELLATION CHARGES AS PER NON-STANDARD PARTS.

11.  CANCELLATION FOR DEFAULT

     UPON NATIONAL'S FAILURE TO CORRECT ANY DEFAULT WITHIN FORTY-FIVE (45) DAYS, BUYER AS ITS SOLE REMEDY, MAY RECOVER FROM NATIONAL AS DAMAGES, THE DIFFERENCE BETWEEN THE COST OF REPROCUREMENT (COVER) AND THE CONTRACT PRICE, LESS EXPENSES SAVED IN CONSEQUENCE OF NATIONAL'S BREACH, BUT IN NO EVENT TO EXCEED TEN PERCENT (10%) OF THE PRODUCT PRICE MULTIPLIED BY THE NUMBER OF PRODUCTS UNCONDITIONALLY RELEASED BY BUYER, BUT REMAINING UNSHIPPED, PROVIDED, HOWEVER, SUCH CLAIM BY BUYER MUST BE ASSERTED WITHIN THE THIRTY (30) DAY PERIOD FOLLOWING THE EFFECTIVE DATE OF CANCELLATION, NATIONAL SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO THE COST OF LABOR, REQUALIFICATION, DELAY, LOSS OF PROFITS, OR GOODWILL.

12.  CANCELLATION FOR INSOLVENCY

     National shall have the right to cancel any unfilled order without notice to Buyer in the event that Buyer becomes insolvent; adjudicated bankrupt; petitions for or consents to any relief under any bankruptcy reorganization statutes; or becomes unable to meet its financial obligations in the normal course of business.

13.  APPLICABLE LAW

     The terms and conditions contained herein shall be governed by and construed under the laws of the State of California.

14.  EQUAL OPPORTUNITY

     Unless exempt, all products furnished hereunder were produced under conditions in compliance with the Civil Rights Act of 1964; Title VII Equal Opportunity, and the regulations and orders issued hereunder, including Executive Order 11246, the provisions of which are deemed incorporated herein.

LIFE SUPPORT POLICY

NATIONAL'S PRODUCTS ARE NOT AUTHORIZED FOR USE AS CRITICAL COMPONENTS IN LIFE SUPPORT DEVICES OR SYSTEMS WITHOUT THE EXPRESS WRITTEN APPROVAL OF THE PRESIDENT OF NATIONAL SEMICONDUCTOR CORPORATION. As used herein:

(1) Life support devices or systems are devices or systems which a) are intended for surgical implant into the body; or b) support or sustain life and whose failure to perform when properly used in accordance with instructions for use provided in the labeling can be reasonably expected to result in a significant injury to the user.

(2) A critical component in any component in a life support device or system whose failure to perform can be reasonably expected to cause the failure of the life support device or system or to affect the safety or effectiveness.

(TM)Macintosh is a trademark of Apple Computer, Inc.

                                   APPENDIX G

                            WAFER ACCEPTANCE CRITERIA

1.   Parametric Acceptance Specifications

     a. A common scribeline parametric test structure shall be incorporated in every production reticle set whether for LICENSED PRODUCTS or other WSI products manufactured by NSC.

     b. On each wafer which will be shipped to WSI in wafer form, five parametric test sites, distributed approximately uniformly around the wafer, will be tested. In order to be shipped, each of the parameters listed in the next section shall be within specifications in no less than three of the five sites.

     c.   Parametric acceptance is based on the following parameter windows:

                                        Acceptance Range
                                  ------------------------------
Parameter                          Min                      Max           Units

VTN (25 x 1.6 Per)                 0.6                      1.0           Volts
VTN (1.8 x 1.1-1.3 Mem)            1.0                      2.0           Volts
(P2-P1)
VTP (25 x 1.6)                    -1.2                     -0.8           Volts
VTN (Poly2/Field)                 15.0                                    Volts
VTP (Poly2/Field)                                         -15.0           Volts
BVDSS (25 x 1.6 NCH)               6.0                                    Volts
BVDSS (25 x 1.6 PCH)                                       -6.0           Volts
TOX (Poly2 in Per)                 200                      250             A
TOX (Poly2/Poly1)                  500                      600             A
TOX (PROM Poly1)                   270                      330             A
BITLINE SHEET RHO                   20                       50          Ohms/sq
POLY 1 SHEET RHO                    20                       40          Ohms/sq
POLY 2 SHEET RHO                   1.7                      3.0          Ohms/sq
N+ CONTACT RES                      10                       75           Ohms
P+ CONTACT RES                       5                      100           Ohms

                                        Acceptance Range
                                  ------------------------------
Parameter                          Min                      Max           Units

POLY 2 CONTACT RES                 0.5                     10.0           Ohms
IDSAT (25 x 1.6 NCH)                                        6.0            mA
IDSAT (25 x 1.6 PCH)                                       -2.7            mA
IREAD (1.8 x 1.1-1.3 Mem)           40                                   microA
VTX (Prog Mem Cell)                                         4.3           Volts
TOX (P2/Bit Line)                  400                      500             A
N+ SHEET RHO                        20                       40          Ohms/sq
P+ SHEET RHO                        50                       80          Ohms/sq

Metal Bridging Test must be OPEN
Metal Continuity Test must be SHORT
Poly 2 Bridging Test must be OPEN
Poly 2 Continuity Test must be SHORT

     d. Until sufficient wafer lots have been manufactured and tested to establish statistically significant values for the values in (c) above, those values shall be measured for engineering purposes only. For this purpose, the appropriate number of completed wafers on the EPROM PROCESS shall lie between 1000 and 2400, as agreed by the parties. Based on the information from those wafers, the acceptance values will be modified as required and defined in writing by the PARTIES. These values will be used to define the acceptability of wafers for non-LICENSED PRODUCTS, subject to the additional criteria stated in 2. and 3. below. The criteria shall be monitored through parametric control charts, or computer based equivalents.

2.   Visual and Mechanical Acceptance Criteria

     Wafers shall be acceptable under Visual/Grade B per MIL-STD-883, Method
     2010.

3.   Yield Assurance

     In additional to the parametric criteria defined in 1. above, with respect to each non-LICENSED PRODUCT, yield data shall be monitored until sufficient volume has been run to make the yield history statistically significant. Unless otherwise agreed by the PARTIES, "sufficient volume" for these purposes shall be 480 wafers (a minimum of 10 lots of at least 48 wafers each) on each non-LICENSED PRODUCT. Yield control charts will be established for each product. Any lot which yields above or below the 3 sigma limit will be subject to price adjustments. New control limits must be calculated for any new revision of the product or test program regardless of the number of mask layer changes, It is further agreed that for yield purposes, those wafers with a complete zero yield will not be included in the distribution.

                                   APPENDIX I

                    DEFINITION OF REVOLUTIONARY "NEW VERSION"

A revolutionary NEW VERSION of a LICENSED PRODUCT will be a function of time and product density. The key parameter in this definition is address access time, in combination with the other speed specifications which make up a normal final test condition. All of these combine to be a guaranteed speed for the shipped product. For guaranteed speeds which are less than the speeds indicated in the table below, a NEW VERSION will be revolutionary and not subject to automatic transfer to APPENDIX A. For guaranteed speeds which are equal to or greater than those indicated in the table, the NEW VERSION will be evolutionary, and it is automatically incorporated in APPENDIX A.

                                Guaranteed Speeds
                                -----------------
Density               1990      1991      1992      1993         1994
  256K                 90        80        70        60        50   nsec
  512K                 90        80        70        60        50   nsec
 1024K                100        90        80        70        60   nsec
 2048K                100        90        80        70        60   nsec
 4096K                100        90        80        70        60   nsec

                                   APPENDIX H

                             QUALIFICATION CRITERIA

PART 1:   PRODUCT PERFORMANCE REQUIREMENTS

The basic level of design integrity will be demonstrated if 90% of the properly processed parts demonstrate the following characteristics:

     V Subscript(IL)                    greater/= 1.0 V

     V Subscript(IH)                    less than/= 1.8 V

     Programming Speed                  98% of cells program with one 100 micro
                                        sec pulse

     Programming Margin                 greater/= 6.5 V

     Data Retention                     less/= 0.5 V Shift after 168 hours at
                                        250(degree)C.  Product LTPD = 5% (1
                                        fail in 77 units)

     Operating Margin                   -55(degree)C to +125(degree)C
                                        V Subscript(DD) from 4.0 to 6.0 V
                                        Output Load = 100 pf

     Pattern Sensitivity                less than 5 nsec Degradation

Additional performance criteria will be pursued by the parties in order to satisfy the requirements of the most critical customers. These criteria are not required for qualification:

     Operating Current                  Mean I Subscript(CC) + 4 sigma < 60 mA

     Output Noise Sensitivity           No T Subscript(AA) pushout below
                                        VCC = 6.5 V at -55(degree)

     Output Loading                     Achieve speed with 130 pf load

     V Subscript(IL)                    greater/= 1.1 V

     Programming Margin                 less/= 7.0 V

PART 2:   PRODUCT RELIABILITY REQUIREMENTS

In general, the specific tests incorporated in the reliability requirements are described in Mil Std 883 and/or National Semiconductor document SOP 5-049-RA. All qualification samples shall be taken from lots manufactured using the fully specified production process.

A.   SEM

Two wafers shall show no metal step coverage below 50% when worst case steps are examined with Scanning Electron Microscope.

B.   LIFE TESTING FOR PRODUCTS IN CERAMIC PACKAGES

                                                                                  From each Lot
Test Name                Test Conditions                Duration           Samples             Failures
---------                ---------------                --------           -------             --------
HTOL-1                   T Subscript(A) = 125(degree)C  1000 Hours           77                   1
(Operating Life)         V Subscript(CC) = 5.5 V
                         Dynamic Exercising

HTOL-2                   T Subscript(A) = 150(degree)C  1000 Hours           77                   1
(Operating Life)         V Subscript(CC) = 6.5 V
                         Dynamic Exercising

HTSL                     T Subscript(A) = 250(degree)C  168 Hours           77                   1
(Storage Life)           No voltages, but data
                         integrity tested.

TMCL                     -65(degree)C to
(Temperature             150(degree)C                   1000 Cycles          45                   0
Cycle)

C.   LIFE TESTING FOR PRODUCTS IN PLASTIC PACKAGES

                                                                                  From each Lot
Test Name                Test Conditions                Duration           Samples             Failures
---------                ---------------                --------           -------             --------
HTOL-1                   T Subscript(A) = 125(degree)C  1000 Hours           77                   1
(Operating Life)         V Subscript(CC = 5.5 V
                         Dynamic Exercising

HTOL-2                   T Subscript(A) = 150(degree)C  1000 Hours           77                   1
(Operating Life)         V Subscript(CC) = 6.5 V
                         Dynamic Exercising

thbt                     85(degree)c & 85% rh           1000 Hours           77                   1

HTSL                     T Subscript(A) = 150(degree)C  1000 Hours           77                   1
(Storage Life)           No voltages, but data
                         integrity tested

TMSK (Thermal Shock)     -65(degree)C to
                         150(degree)C                    100 Cycles          77                   1

TMCL                     -65(degree)C to
(Temperature             150(degree)C                   1000 Cycles          45                   0
Cycle)

ACLV                     121(degree)C, 100% RH &
(Autoclave)              15 psig                         500 Hours           77                   1


BCLV (Biased             115(degree)C, 100% RH &         168 Hours           77                   1
Autoclave)               10 psig
                         V Subscript(CC) = 5.0 V

D.   ELECTROSTATIC DISCHARGE

                                                                                       From each Lot
Test Name                Test Conditions                Cycles per Pin          Samples             Failures
---------                ---------------                --------------          -------             --------
Human Body               +/- 2000 Volts                        5                  5                    0
ESD Model                100 pf / 1500 ohms

Machine ESD              +/- 200 Volts                         5                  5                    0
Model                    220 pf / 0 ohms

E.   FAMILY QUALIFICATION

Prior qualification of one product shall apply to all subsequent products of equal or lower density if the new products employ the same cells and the same designs for active structures. This qualification is subject to verification by successfully executing HTOL-2 on one lot of the new product.

F.   SHIPMENT HISTORY

Notwithstanding the foregoing provisions, any LICENSED PRODUCT as to which NSC has shipped for revenue at least 10,000 units shall be deemed to have been qualified for purposes of this Agreement.


                                      -40-